UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMEDISYS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

email: investor@amedisys.com

April 27, 2010

Dear Fellow Stockholder:

You are cordially invited to our 2010 Annual Meeting of Stockholders on Thursday, June 10, 2010 at 12:00 p.m., Central Daylight Savings Time, at our corporate office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816. We look forward to updating you on new developments at Amedisys.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) accessing the Internet website specified on your proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided (which is postage prepaid if mailed in the United States) in order to ensure your representation at the meeting.

Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

We are proud of our recent accomplishments as a company: During the past three years, we have more than doubled our net service revenue from $697.9 million in 2007 to $1.5 billion in 2009 and have increased our diluted earnings per share by 97.2% from $2.48 per share in 2007 to $4.89 per share in 2009. Additionally in the past three years, we have increased our number of home health agencies from 261 to 521, increased our number of hospice agencies from 14 to 65 and doubled our footprint from 19 states at the beginning of 2007 to 40 states in 2009.

We believe that our continued focus on our vision, purpose, strategy and mission will bring even more opportunity for us and our stockholders:

Our Vision. To be the premier home health services company in the communities we serve.

Our Purpose. To assist patients in maintaining and improving their quality of life in their own home.

Our Strategy. To offer low-cost, outcome-driven health care at home.

Our Mission. To provide cost-efficient, quality health care services to the patients entrusted to our care.

Sincerely,

William F. Borne
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on June 10, 2010: The Proxy Statement and 2009 Annual Report to

Stockholders are available at www.proxyvote.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 10, 2010
Time:	12:00 p.m., Central Daylight Savings Time
Place:	Amedisys, Inc. Corporate Headquarters 5959 S. Sherwood Forest Blvd. Baton Rouge, Louisiana 70816

Proposals:

1.	To elect the six directors identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2011 Annual Meeting of the Company’s stockholders or upon his successor being elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Stockholders of record at the close of business on April 15, 2010 (the “Record Date”).

How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival to the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne
Chairman and Chief Executive Officer

April 27, 2010

YOUR VOTE IS IMPORTANT

Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated.

If you hold shares of common stock through a broker, bank or other nominee, your broker, bank or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your brokerage firm, bank or other nominee can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters. It is important that you provide voting instructions because, beginning this year, broker, banks and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 10, 2010

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

AND THE ANNUAL MEETING

Q:	What is this document?

A:	This document is the proxy statement of Amedisys, Inc. that is being furnished to stockholders in connection with our Annual Meeting of stockholders to be held on Thursday, June 10, 2010 at 12:00 p.m. Central Daylight Savings Time (the “Meeting”). A proxy card also is being furnished with this document.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”

Q:	Why am I receiving these materials?

A:	You are receiving this document because you were one of our stockholders on April 15, 2010, the record date for the Meeting. We are sending this proxy statement and a proxy card to you in order to solicit your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Annual Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing this Proxy Statement and the accompanying proxy on or about April 28, 2010.

Q:	Who may vote at the Meeting?

A:	We have fixed the close of business on April 15, 2010, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 28,530,380 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 15, 2010 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are two proposals to be considered and voted on at the Meeting: (1) To elect the six directors identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2011 Annual Meeting of Stockholders or upon his successor being elected and qualified and (2) To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2010.

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	What information is available on the Internet?

A:	A copy of this Proxy Statement and our 2009 Annual Report to Stockholders is available for download free-of-charge at www.proxyvote.com.

Our Company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding our Company is routinely posted on and accessible on the Investor Relations subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We also use our website to expedite public access to time-critical information regarding our Company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations subpage of our website.

In addition, we make available on the Investor Relations subpage of our website (under the link “SEC Filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Q:	How does our Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to our Board of Directors identified in this Proxy Statement and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2010.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our common stock is needed for a quorum at the Meeting.

Q:	What are “broker votes” and “broker non-votes?”

A:	On certain “routine” matters, brokerage firms have authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2010 is considered a “routine” matter.

On July 1, 2009, the SEC approved the New York Stock Exchange’s (“NYSE”) proposed rule change that eliminates broker discretionary voting in uncontested director elections (these rules govern all brokerage firms, even if the company holding the uncontested director election is listed on another stock exchange, including the NASDAQ Global Select Market). In other words, for purposes of the Meeting, the NYSE does not consider the election of directors a “routine” matter, so your broker may not vote your shares on your behalf on the election of directors without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting on all matters up for consideration.

Q:	How many votes are required to elect directors?

A:	Directors are elected by a plurality of the votes cast at the Meeting. As a result, the six directors receiving the highest number of “FOR” votes will be elected as directors.

Q:	How many votes are needed to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants?

A.	Approval of the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Q: What if I abstain from voting?

You have the option to “ABSTAIN” from voting with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010. Abstentions with respect to the proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal.

Q:	How will my shares be voted if I return my proxy card? What if I return my proxy card but do not provide voting instructions?

Our Board of Directors has named William F. Borne, our Chief Executive Officer and Chairman of the Board, and Michael D. Snow, our Chief Operating Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.

IF YOU SIGN AND RETURN YOUR PROXY CARE BUT GIVE NO DIRECTION, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer, you are considered a stockholder of record with respect to those shares. If you are a record holder, this Proxy Statement and the accompanying proxy card are being sent to you directly by Broadridge Financial Solutions, Inc. (formerly ADP). Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the Meeting, please vote by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card or (iii) marking, signing and returning your proxy card promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting. If you are a stockholder of record, the method you use to vote will not limit your right to vote at the Meeting if you decide to attend in person. Written ballots will be passed out to any stockholder of record who wants to vote at the Meeting. Please follow the directions on your proxy card carefully.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

No cumulative voting rights are authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon.

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:	If your shares are held by a broker, bank or other nominee (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your broker, bank or other nominee will send you directions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Solutions that offers Internet and telephone voting options.

Q:	May I revoke my proxy after I have delivered my proxy?

A:	You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:	We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and regular employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting and publish final results on a Form 8-K that we expect to file with the SEC within four business days after the Meeting (a copy of which will be available on the “Investor Relations” subpage of our website, www.amedisys.com, under the link “SEC Filings”).

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Meeting?

A:	If you have any questions about this proxy statement or the Meeting, please contact our Director of Investor Relations, Kevin LeBlanc, at 5959 S. Sherwood Forest Blvd, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.

Q:	What does it mean if I get more than one proxy form?

A:	You will receive a proxy form for each account that you have. Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer Shareholder Services, online at www.amstock.com or by calling (800) 937-5449.

Q:	Will a list of stockholders entitled to vote at the meeting be available?

A:	In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at our corporate headquarters on June 10, 2010, and will be accessible for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters.

EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers:

Name	Age	Title
William F. Borne	52	Chief Executive Officer
Michael D. Snow	55	Chief Operating Officer
Dale E. Redman	62	Chief Financial Officer
T.A. “Tim” Barfield	46	Chief Development Officer
Jeffrey D. Jeter	38	Chief Compliance Officer
Michael O. Fleming, MD	59	Chief Medical Officer
David R. Bucey	52	General Counsel and Corporate Secretary

William F. Borne founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. He is also a member of the Board of Directors of Business First Bank of Louisiana and is the Chairman of the Alliance for Home Health Quality and Innovation. Additional information regarding Mr. Borne is provided below under “Proposal 1—Election of Directors—Nominees.”

Michael D. Snow joined our Company in February 2010 as our Chief Operating Officer. Beginning in July 2008 he served as Interim Chief Executive Officer and President (appointed permanent President and Chief Operating Officer in February 2009) of Wellmont Health System, an eight-hospital health care system with facilities in Tennessee and Virginia. Prior to his tenure at Wellmont, starting in June 2004, he served as Chief Operating Officer of HealthSouth Corporation, the nation’s largest provider of rehabilitative healthcare services. Mr. Snow’s experience includes eight years as President of Hospital Corporation of America’s (“HCA’s”) Gulf Coast Division, one of the largest operating divisions of HCA, with annual revenues in excess of $2 billion and more than 12,000 employees. HCA is one of the nation’s largest operators of healthcare and hospital systems. He has also served as President and CEO of Surgical Care Affiliates, one of the largest providers of ambulatory surgery centers in the country.

Dale E. Redman joined our Company in February 2007 as our Chief Financial Officer. Prior to February 2007, he served as Managing Director at Windward Capital Consulting, LLC, where he assisted businesses with capital structure issues and provided management consulting services in support of such companies’ growth strategies. Prior to April 1999, he was the Executive Vice President and Chief Financial Officer of United Companies Financial Corporation, which was a publicly-traded home mortgage and home equity lender based in Baton Rouge, Louisiana.

T.A. “Tim” Barfield joined our Company in January 2010 as our Chief Development Officer. Prior to joining Amedisys, from July 2009 he served as the Executive Counsel to Louisiana Governor Bobby Jindal, where he provided legal representation to the Governor and his staff, as well as served as an advisor on key policy, strategic, operational and transactional matters. Prior to the appointment, from January 2008, Mr. Barfield served as the Executive Director of the Louisiana Workforce Commission (formerly, the Louisiana Department of Labor). He previously served as President and Chief Operating Officer of The Shaw Group Inc. (“Shaw”), a provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. During his tenure with Shaw, Mr. Barfield also served as President of Shaw Environmental & Infrastructure, Inc., one of the country’s largest environmental and infrastructure engineering and construction companies; Senior Vice President of Special Projects overseeing mergers and acquisitions and other strategic transactions; and General Counsel. Mr. Barfield began his tenure with Shaw in 1994.

Jeffrey D. Jeter has served as our Chief Compliance Officer since March 2004. From April 2001 to March 2004, he served as our Vice President of Compliance/Corporate Counsel. Prior to joining our Company, he served as an Assistant Attorney General for the Louisiana Department of Justice beginning in 1996, where he prosecuted health care fraud and nursing home abuse.

Michael O. Fleming, MD joined our Company in September 2009 as our Chief Medical Officer and was appointed an Executive Officer in October 2009. Dr. Fleming began his medical career in private practice in the late 1970’s with a focus on family medicine. He retired from private practice in 2006, most recently in the position of founder and Managing Partner of Family Practice Associates of Shreveport (d/b/a The Family Doctors). Prior to joining our company in 2009, he provided consulting services to multiple organizations, including Amedisys. He has a Board Certification from the American Board of Family Medicine and has held multiple leadership positions with the American Academy of Family Physicians. He is also currently the Chairman of the Medical Care Advisory Counsel to the Secretary of the Louisiana Department of Health and Hospitals and President of the Louisiana healthcare Quality Forum.

David R. Bucey joined our Company in June 2008 as our General Counsel and Corporate Secretary and was appointed an Executive Officer in October 2009. Prior to joining Amedisys, Mr. Bucey served as in-house counsel with The Coca-Cola Company in Atlanta, Georgia beginning in 1994, most recently in the positions of Senior Counsel of Mergers and Acquisitions and Senior Counsel of Transactions and Securities. Prior to his tenure at The Coca-Cola Company, he was a partner in Long, Aldridge & Norman, a major Atlanta law firm (now McKenna, Long & Aldridge).

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors will be determined by our Board of Directors, which has set the maximum number of directors at six persons and which has nominated the six persons named below for election at the Meeting. All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his successor has been duly elected and qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named as official proxy holders in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at this Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.

Board Member Qualifications; Diversity

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, as set forth in our Corporate Governance Guidelines, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors. For each of the nominees to our Board of Directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise and regularly monitors the mix of skills, experience and background of our directors to assure that the Board has the necessary composition to effectively perform its oversight function. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a stockholder, is considered on the basis of the criteria set forth above. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more of the Committee members or the other Board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full Board by the Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the Board in determining that the nominee should serve as a director appears below.

Director Nominees—Biographical Information

Name	Age	Served as a Director Since
William F. Borne	52	1982
Ronald A. LaBorde	53	1997
Jake L. Netterville	72	1997
David R. Pitts	70	1997
Peter F. Ricchiuti	52	1997
Donald A. Washburn	65	2004

William F. Borne. Mr. Borne founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. He is also a member of the Board of Directors of Business First Bank of Louisiana. Mr. Borne has received the following awards: Baton Rouge Business Report’s 1990’s Young Businessperson of the Year and 1990 Entrepreneur of the Year, Forbes magazine 2004 Entrepreneur of the Year, and 2004 Guardian Angel Award from the Caring Institute. In 2008, Mr. Borne was voted as Chairman of the Alliance for Home Health Quality and Innovation. In 2009, Mr. Borne was appointed to Louisiana State University’s E.J. Ourso College of Business Dean’s Advisory Council and inducted into the E.J. Ourso College of Business Hall of Distinction.

Director Qualifications:

•

Extensive Knowledge of the Company’s Business—Mr. Borne founded our Company and has worked for our Company for over 25 years. He has a unique understanding of our business and operations and of the broader home health and hospice industries gained through his tenure as our Chairman and Chief Executive Officer.

•

Leadership Experience—Mr. Borne’s leadership has resulted in Amedisys being listed in Inc. Magazine’s 1989 and 1990 lists of the country’s fastest growing companies; being listed on Investors Business Daily’s Top 100 list as the number one investment recommendation in 2004; ranked by Forbes magazine as fourth out of the Top 200 Small Companies in the U.S. in 2004; ranked twelfth out of the Top 200 Small Companies in the U.S. in 2005; ranked the fourth best stock of the decade by CNBC on MSN Money in 2005; ranked by Forbes magazine as fifty-fifth out of the Top 200 Small Companies in the U.S. in 2006; ranked by BusinessWeek online as twenty-fourth on its list of 100 Hot Growth Companies in 2006; ranked by Fortune magazine as seventh on its list of 100 Fastest-Growing Companies in 2006; ranked by BusinessWeek online as sixty-fifth on its list of 100 Hot Growth Companies in 2007; ranked by Forbes magazine as thirty-second out of the Top 200 Small Companies in the U.S. in 2007; named Outstanding Employer or Facility of the Year (other than hospital) by the Louisiana State Nurses Association Foundation in 2008; ranked by TheStreet.com as a top five fast-growth stock in 2008; ranked by Forbes magazine as eightieth on the List of 100 Fastest-Growing Companies and ninth on its list of Best Mid-Cap Stocks in America in 2009, and second on its list of 10 Best Stocks for 2010, published in December 2009.

Ronald A. LaBorde. Mr. LaBorde is President of HR Solutions, LLC, a private company that provides outsourced administration associated with human resources. Mr. LaBorde has served in that position since July 2008. Prior to July 2008, Mr. LaBorde managed personal investments, which included non-public operating companies, and provided management consulting services to various privately-held companies, including HR Solutions, LLC. From 1995 to May 2003, Mr. LaBorde was President and Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly traded retail restaurant business. Mr. LaBorde was appointed our Lead Director in February 2003.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. LaBorde has been a member of our Board of Directors for over ten years.

•	Relevant Chief Executive Officer/President Experience—Mr. LaBorde is a former President and Chief Executive Officer of a publicly-traded company.

•	High Level of Financial Literacy—Mr. LaBorde has been designated as one of the “Audit Committee Financial Experts” on our Audit Committee.

Jake L. Netterville. Mr. Netterville was the Managing Partner of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and has since been Chairman of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of Directors of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Audit Committee of our Board of Directors in February 2003.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Netterville has been a member of our Board of Directors for over ten years.

•

High Level of Financial Literacy—Mr. Netterville has been a certified public accountant for over 45 years and has been designated as one of our “Audit Committee Financial Experts” on our Audit Committee.

•	Relevant Governance Experience—Mr. Netterville served as Managing Partner of an accounting firm and currently serves as its Chairman.

David R. Pitts. Mr. Pitts has been President and Chief Executive Officer of Pitts Management Associates, Inc. (“PMA”) since 1981 and Chairman and Chief Executive Officer of PMA since 1999. PMA is a national hospital and healthcare management and consulting firm. He also serves as Chairman of the Board of Directors of Business First Bank of Louisiana, Chairman of the Board of Trustees of General Health Corporation and Chair Emeritus of the Church Pension Group in New York City, is a member of the North American Advisory Board of Sodexo and is the member-manager of Pitts Property Management, L.L.C.. He is certified in hospital and healthcare administration and is a Fellow of the American College of Healthcare Executives. Mr. Pitts is Chairman of the Compensation Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Pitts has been a member of our Board of Directors for over ten years.

•

Extensive Knowledge of the Healthcare Industry—Mr. Pitts has over forty years experience in hospital operations, healthcare planning and multi-institutional organizations, and has served in executive capacities in a number of hospitals, multi-hospital systems and medical schools.

•

Financial Literacy and Relevant Governance Experience—Mr. Pitts has chaired boards of various public and private business enterprises with extensive involvement in their strategic and financial decisions.

Peter F. Ricchiuti. Mr. Ricchiuti has been Assistant Dean and Director of Research of BURKENROAD REPORTS at Tulane University’s A. B. Freeman School of Business since 1993, and a Clinical Professor of Finance at Tulane since 1986. Mr. Ricchiuti is Chairman of the Investment Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Ricchiuti has been a member of our Board of Directors for over ten years.

•	Financial Literacy—Mr. Ricchiuti has been a professor of finance for almost 25 years.

•

Experience in Academia—Mr. Ricchiuti has unique experience because of his lengthy career in academia and, in particular, his extensive exposure to the information and new concepts that develop and are studied in the business school environment.

Donald A. Washburn. Mr. Washburn, a private investor for over five years, currently serves as a director on the boards of the following publicly traded companies: (i) LaSalle Hotel Properties, a real estate investment trust; (ii) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (iii) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He also serves on several private company boards. He is also a retired Executive Vice President of Northwest Airlines, Inc. and was the Chairman and President-Northwest Cargo, Inc. Prior to joining Northwest Airlines, Inc., Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is Chairman of the Nominating and Corporate Governance Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Washburn has been a member of our Board of Directors for over five years.

•	Public Company Board Experience—Mr. Washburn has outside board experience for over ten years on multiple public company boards of directors.

•	Relevant Executive / Leadership Experience—Mr. Washburn has extensive senior executive experience where he was responsible for developing and managing complex, multi-location business enterprises.

•

Financial Literacy and Extensive Governance Experience—Mr. Washburn is an investor and retired top executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals and strategies and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls. His financial experience spans 30 years as a senior executive, investor and board member of large and small public and private corporations.

Certain Legal Proceedings

Mr. LaBorde was the President and Chief Executive Officer of Piccadilly Cafeterias, Inc. from 1995 until May 2003. In October 2003, subsequent to Mr. LaBorde’s departure, Piccadilly Cafeterias, Inc. filed for bankruptcy protection in the U.S. Bankruptcy Court for the Southern District of Florida. The final decree in this proceeding was issued in December 2009.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

William F. Borne has served as our Chief Executive Officer and Chairman of the Board since founding our Company in 1982. We believe this traditional leadership structure coupled with an independent Lead Director benefits our Company. We believe that our employees, referral sources, patients, suppliers and other business partners view Mr. Borne as a leader in our industry and that having a combined Chief Executive Officer/Chairman role demonstrates that our Company is under strong leadership, with a single person setting the tone, driving our culture and having primary responsibility for overseeing management of our operations.

Our Board of Directors is comprised of Mr. Borne and five independent directors. Each of our five independent directors has extensive knowledge of Amedisys’ business, with four directors having served on our Board of Directors for thirteen years and the other director having served on our Board of Directors for six years. Each director serves a one-year term and is subject to annual election. In addition, in accordance with our Bylaws and our Corporate Governance Guidelines, whenever there is no independent Chairman of the Board, the Board members are required to appoint one of the independent directors as Lead Director “to lead the Board in fulfilling its duties effectively, efficiently and independent of management.”

Ronald A. LaBorde has served as the Amedisys Lead Director since February 2003 and as a member of the Company’s Board of Directors since 1997. In his role as Lead Director, he is specifically responsible under our Bylaws and Corporate Governance Guidelines for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. He is also responsible for assisting with Board management, in particular by providing input on the agendas for Board and committee meetings; consulting with the Chairman regarding the membership and chairs for Board committees and the effectiveness of the committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the Chief Executive Officer and the Board and the committees of the Board, succession planning and strategic planning; and by chairing Board meetings when the Chairman is not in attendance. Finally, he also serves as a key liaison between management and the outside directors.

We believe that Mr. LaBorde, in his role as Lead Director, has made valuable contributions to our Company by developing a productive relationship with our Chief Executive Officer and Chairman and ensuring effective communication between our Chief Executive Officer and Chairman and the rest of the Board. Accordingly, we believe that our Company has benefited from having a combined Chairman/Chief Executive Officer position and having the Lead Director serve as the leader of the independent directors.

Risk Oversight

The Board’s Role in Risk Oversight

Risk management is primarily the responsibility of our Company’s senior management team, while our Board of Directors is responsible for the overall supervision and oversight of our Company’s risk management activities.

The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. The Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. Specifically, as stated in its charter, one of the responsibilities of the Audit Committee is “to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately with representatives from the Company’s independent registered public accounting firm and the Company’s Senior Vice President—Audit, who manages the Company’s Internal Audit function. The Internal Audit Department, according to its charter, is charged with taking “a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” Finally, the Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002.

In addition, the full Board receives presentations at its quarterly in-person meetings from the Company’s Chief Compliance Officer. The Chief Compliance Officer, who heads the Company’s Compliance Department, is responsible for monitoring the Company’s compliance with Federal and state laws governing the provision of healthcare services and patient privacy, as well as conditions of participation in the Medicare and Medicaid programs for the home health and hospice services provided by the Company. During these meetings, the Chief Compliance Officer provides a detailed report on compliance activities, relevant regulatory developments impacting the compliance function and our risk mitigation practices.

Further, the Company’s Chief Medical Officer and Senior Vice President—Clinical Operations also report in person to the Board on a quarterly basis on matters relating to the quality of the Company’s clinical outcomes and the care provided to its patients. The Company’s clinical protocols are designed to minimize patient risk and improve patient health outcomes.

In addition, the Company’s General Counsel reports in person to the Board periodically on an as-needed basis to keep the directors informed concerning legal risks and other legal matters involving the Company and the Company’s legal risk mitigation efforts.

Additionally, at each Board meeting, our Chairman and Chief Executive Officer meets with the other directors in executive session to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, in dedicated sessions each July focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.

The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.

Risk Assessment—Incentive Compensation Programs

In early 2010, the Compensation Committee approved the engagement of the Committee’s independent compensation consultant, Pearl Meyer & Partners, to conduct a risk assessment of the Company’s incentive compensation programs, both on the executive and non-executive levels. This risk assessment process included a review of the incentive compensation programs in place for our executive officers, as well as the corporate office and agency-level incentive compensation programs. Based on the results of this assessment, our management has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management also believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Amedisys; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Board Committees

Audit Committee

The Audit Committee’s responsibilities are covered by its charter, a copy of which appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm. The Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President—Audit (who manages our Internal Audit Department), overseeing our financial reporting process, internal controls and legal and regulatory compliance and pre-approving all audit and non-audit services to be provided by independent auditors.

The Audit Committee is comprised of Jake L. Netterville (Chairman) and each of our other independent directors (Messrs. LaBorde, Pitts, Ricchiuti and Washburn). Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Messrs. Netterville and LaBorde each qualify as an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, and as a “financially sophisticated audit committee member” under NASDAQ Listing Rule 5605(c)(2)(A). This determination is based on the fact that Mr. Netterville is a certified public accountant and Mr. LaBorde, in his previous capacity as Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly-traded company, directly supervised that company’s Chief Financial Officer. In addition, our Board of Directors has determined that Messrs. Pitts, Ricchiuti and Washburn are each financially literate.

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executives, approves director compensation, approves and evaluates the Company’s equity compensation plans, approves the issuance of stock options, nonvested stock and other equity-based awards under our stock option plans and has the sole authority to retain, and has retained, compensation consultants. The Compensation Committee is comprised of David R. Pitts (Chairman) and each of our other independent directors (Messrs. LaBorde, Netterville, Ricchiuti and Washburn). Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and Executive Officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Board of Directors and recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and its Committees and our Chief Executive Officer, the review and consideration of corporate governance practices and ongoing board governance education. The Nominating and Corporate Governance Committee also prepares the slate of chairs and members for each of the Board’s standing committees. The Nominating and Corporate Governance Committee is comprised of Donald A. Washburn (Chairman) and each of our other independent directors (Messrs. LaBorde, Netterville, Pitts and Ricchiuti). A copy of the Nominating and Corporate Governance Committee’s charter appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm.

Investment Committee

The Investment Committee is comprised of Peter F. Ricchiuti (Chairman), Ronald A. LaBorde and David R. Pitts, and its purpose is to monitor our cash investments for investment quality, risk and rate of return consistent with established cash investments policy guidelines.

Board and Committee Meetings—2009

Our Board of Directors held five in-person and eleven telephonic meetings in 2009. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance and Investment Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2009, the Audit Committee held three in-person meetings and one telephonic meeting; the Compensation Committee held five in-person meetings and; the Nominating and Corporate Governance Committee held two in-person meetings; and the Investment Committee held one in-person meeting. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he served during 2009. In addition, in every month in which there is not a regularly-scheduled in-person Board meeting, the Board members have an informal telephonic update with specified members of Company management.

Independent Directors—Meetings in Executive Session

The independent directors, as a group, meet in-person in executive session on a regular basis (and at least once, quarterly) in connection with each in-person Board meeting without any members of our management or non-independent directors present. In addition, in 2009, the independent directors held two telephonic meetings without any members of our management or non-independent directors present. Mr. LaBorde presides over these executive sessions as Lead Director.

Stockholder Recommendation of Nominees

Per our Corporate Governance Guidelines (a copy of which appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/corp_governance.cfm), stockholders may recommend a nominee for consideration by the Nominating and Corporate Governance Committee of our Board by sending the following information to our Corporate Secretary, at 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The proposed nominee’s name, mailing address and telephone number;

•	A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The proposed nominee’s resume or other description of his or her background and experience;

•	The proposed nominee’s relationship to the stockholder; and

•	The stockholder’s reasons for proposing that the individual be considered.

The Nominating and Governance Committee will solicit and receive recommendations for candidates to fill any Board vacancies and will review the qualifications of potential director candidates. The Nominating and Governance Committee will present any recommended candidates to the full Board for consideration.

Stockholders may also nominate directors for election to our Board of Directors. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting

Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Following this review, our Board of Directors determined that all directors other than Mr. Borne are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Mr. Borne is not considered independent because he is an executive officer of the Company.

Stockholders who wish to communicate with our Board of Directors, our Lead Director or our Audit Committee should address their communications to such party, in care of our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors, Lead Director or Audit Committee Chairman, as appropriate. Per our Corporate Governance Guidelines (described below), all communications with the Board, the Lead Director or the Audit Committee are treated confidentially, and stockholders and other interested parties can remain anonymous when communicating their concerns. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Corporate Governance—Stockholder Recommendation of Nominees.”

We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. William Borne (our Chairman of the Board and Chief Executive Officer) and Larry Graham (a former member of our Board of Directors and our former Chief Operating Officer and President) were the two Board members who attended our 2009 Annual Stockholders Meeting. Historically, we have had low in-person stockholder attendance at our Annual Stockholders Meetings.

CODE OF ETHICAL BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethical Business Conduct that is applicable to all our directors, Executive Officers and employees. The Code is available on the “Investors” section of our website, http://www.amedisys.com, using the link entitled “Corporate Governance” The purpose of the Code is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/corp_governance.cfm.

The members of our Nominating and Corporate Governance Committee are responsible for the review and consideration of corporate governance practices.

Members of Nominating and Corporate Governance Committee

Donald A. Washburn (Chairman)

Jake L. Netterville

Ronald A. LaBorde

David R. Pitts

Peter F. Ricchiuti

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our directors and Executive Officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2009 and written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2009, with the exception that Mr. Netterville had one late Form 4 (filed two days late) reporting the cash exercise of stock options covering an aggregate 50,669 shares.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2010. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

KPMG Representative—Attendance at the Meeting

A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President—Audit.

Are the members of the Audit Committee “independent”?

Yes. The Audit Committee is comprised of five directors, all of whom are independent as determined in accordance with the listing standards of the NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.

Do the members of the Audit Committee meet regularly in executive session without members of Company management present? Do the members of the Audit Committee meet separately with representatives of the Company’s independent registered public accounting firm and Internal Audit Departments?

Yes. The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President—Audit. The Audit Committee also meets separately with other senior members of Company management as it deems necessary.

What steps did the Audit Committee take in recommending that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 (our “2009 Annual Report”)?

In connection with recommending that our audited financial statements be included in our 2009 Annual Report, the members of the Audit Committee took the following steps:

•

The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement of Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in rule 3200T.

•

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the PCAOB regarding their independence, and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•

The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2009, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•

The members of the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.

•	The members of the Audit Committee reviewed the Chief Executive Officer and Chief Financial Officer Certifications concerning the Company’s 2009 Annual Report.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by this Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2009 Annual Report.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

Jake L. Netterville (Chairman)

Ronald A. LaBorde

David R. Pitts

Peter F. Ricchiuti

Donald A. Washburn

FEES PAID TO AUDITORS

The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2009 and 2008.

	Year ended December 31,
	2009		2008
Fee Category	Amount	Percent	Amount	Percent
Audit fees	1,021,655	73.4%	$1,123,323	55.2%
Tax fees	304,215	21.9%	202,490	9.9%
All other fees	65,754	4.7%	710,004	34.9%

Total fees	1,391,624	100.0%	$2,035,817	100.0%

Fees for audit services include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. All other fees include due diligence in connection with acquisitions and accounting consultations. Tax fees include tax compliance and limited consulting services. All of the services described above were pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Mr. Netterville, the Chairman of the Audit Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2009

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security Holders	424,324	$16.75	1,588,891
Equity compensation plans not approved by security Holders	—	—	—

Total	424,324	$16.75	1,588,891

STOCK OWNERSHIP

The following table shows beneficial ownership of our common stock as of April 15, 2010, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors and director nominees, (iii) each of our current executive officers (as identified under the heading “Executive Officers” above), (iii) each Named Executive Officer (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iv) all of our directors and executive officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.

Name	Shares Beneficially Owned	Percent of Voting Power
5% Stockholders
BlackRock, Inc.(1)	2,601,918	9.3%
FMR LLC and Affiliated Entities(2)	1,442,450	5.2%

Non-Employee Directors(3)
Ronald A. LaBorde	68,586	*
Jake L. Netterville	60,898	*
David R. Pitts	52,100	*
Peter F. Ricchiuti	54,736	*
Donald A. Washburn	34,324	*

Executive Officers (Including Certain Named Executive Officers)
William F. Borne(4) (2009 Named Executive Officer)	283,707	*
Michael D. Snow(5)	20,790	*
Dale E. Redman(6) (2009 Named Executive Officer)	16,098	*
T.A. “Tim” Barfield, Jr.(7)	26,639	*
Jeffrey D. Jeter(8) (2009 Named Executive Officer	18,118	*
Michael O. Fleming(9) (2009 Named Executive Officer)	3,351	*
David R. Bucey(10) (2009 Named Executive Officer)	8,959	*
All Executive Officers and Directors as a Group (12 Persons)(11)	648,306	2.3%

Former Officers (each a Named Executive Officer)
Larry R. Graham(12) (2009 Named Executive Officer)	0	*
Alice A. Schwartz(13) (2009 Named Executive Officer)	0	*

(*)	Less than one percent
(1)

This disclosure is based on a Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2010, reporting beneficial ownership as of December 31, 2009. This filing amends the most recent Schedule 13G filing made by Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the “BGI Entities”) with respect to the Company’s securities. In the Schedule 13G, BlackRock, Inc. reported that on December 1, 2009, it completed an acquisition of Barclays Global Investors from Barclays Bank PLC, and, that as a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings. BlackRock, Inc. reported it has sole voting power and sole dispositive power over all of the shares. The address for Black Rock, Inc. is 40 East 52nd Street, New York, New York 10022.

(2)

This disclosure is based on a Schedule 13G filed with the SEC on February 16, 2010, by FMR LLC reporting beneficial ownership as of December 31, 2009. The holder reported that, FMR LLC, a parent holding company, has sole voting power over 60,030 shares and sole dispositive power over all of the shares. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. The holder also reported that: (1) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 1,375,000 shares as a result of acting as investment adviser to various investment companies; (2) Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,375,000 shares owned by the Fidelity funds; (3) members of the family of Edward C. Johnson 3d, the Chairman of FMR LLC, are the predominant owners, directly or through trusts of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by the Fidelity Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees; (4) Pyramis Global Advisors Trust Company (“PGTAC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in the Securities Exchange Act of 1934, is the beneficial owner of 67,450 shares as a result of its serving as investment manager of institutional accounts owning such shares; and (5) Edward C. Johnson 3d and FMR LLC, through its control of PGTAC, each has sole dispositive power over 67,450 shares and sole power to vote or to direct the voting of 60,030 shares owned by the institutional accounts managed by PGATC as described above.

(3)	Included in the “Shares Beneficially Owned” column for each of our non-employee directors are 3,656 shares of nonvested stock, 100% of which will vest on July 1, 2010.
(4)

Includes 15,000 shares held in trust for his minor children (sole investment and voting power for these shares are vested in a third party trustee), 15,000 shares owned by his wife over which she has sole voting and investment power, 2,100 shares of nonvested stock (100% of which will vest on April 1, 2011, assuming Mr. Borne remains employed by the company on such date), 1,755 shares of nonvested stock (which shares of nonvested stock will vest in equal, one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, assuming Mr. Borne remains employed by the Company on each such date) and 13,160 shares of restricted stock over which Mr. Borne has voting but not investment power (which shares of restricted stock will vest in equal, one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, assuming Mr. Borne remains employed by the Company on each such date).

(5)

Includes 15,000 shares of nonvested stock (5,000 shares of which will vest on February 22, 2011, 5,000 shares of which will vest on February 22, 2012 and 5,000 shares of which will vest on February 22, 2013, assuming Mr. Snow remains employed by the Company on each such date) and 5,790 shares of restricted stock over which Mr. Snow has voting but not investment power (which shares of restricted stock will vest in equal, one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, assuming Mr. Snow remains employed by the Company on each such date).

(6)

Includes 7,185 shares of nonvested stock (3,300 shares of which will vest on February 21, 2011, 485 shares of which will vest on April 1, 2011 and 3,400 shares of which will vest on February 21, 2012), 439 shares of nonvested stock (which shares of nonvested stock will vest in equal, one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, assuming Mr. Redman remains employed by the Company on each such date) and 4,474 shares of restricted stock over which Mr. Redman has voting but not investment power (which shares of restricted stock will vest in equal, one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, assuming Mr. Redman remains employed by the Company on each such date).

(7)

Includes 15,000 shares of nonvested stock (5,000 shares of which will vest on January 11, 2011, 5,000 shares of which will vest on January 11, 2012 and 5,000 shares of which will vest on January 11, 2013, assuming Mr. Barfield remains employed by the Company on each such date) and 5,264 shares of restricted stock over which Mr. Barfield has voting but not investment power (which shares of restricted stock will vest in equal, one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, assuming Mr. Barfield remains employed by the Company on each such date).

(8)

Includes 2,738 shares of nonvested stock (820 shares of which will vest on May 23, 2010, 251 shares of which will vest on April 1, 2011, 821 shares of which will vest on May 23, 2011 and 846 shares of which will vest on May 23, 2012, assuming Mr. Jeter remains employed by the Company on each such date) and 877 shares of restricted stock over which Mr. Jeter has voting but not investment power (which shares of restricted stock will vest in equal, one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, assuming Mr. Jeter remains employed by the Company on each such date).

(9)

Includes 1,460 shares of nonvested stock (730 shares of which will vest on April 1, 2011 and 730 shares of which will vest on April 1, 2012, assuming Dr. Fleming remains employed by the Company on each such date) and 790 shares of restricted stock over which Dr. Fleming has voting but not investment power (which shares of restricted stock will vest in equal, one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, assuming Dr. Fleming remains employed by the Company on each such date).

(10)

Includes 6,460 shares of nonvested stock (730 shares of which will vest on April 1, 2011, 1,650 shares of which will vest on June 15, 2011, 730 shares of which will vest on April 1, 2011, 1,650 shares of which will vest on June 15, 2012 and 1,700 shares of which will vest on June 15, 2013, assuming Mr. Bucey remains employed by the Company on each such date) and 790 shares of restricted stock over which Mr. Bucey has voting but not investment power (which shares of restricted stock will vest in equal, one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, assuming Mr. Bucey remains employed by the Company on each such date).

(11)

Includes shares that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. LaBorde, 53,336 shares; Mr. Netterville, 13,334 shares; Mr. Pitts, 32,001 shares; Mr. Ricchiuti, 33,786 shares; Mr. Washburn, 13,334 shares; Mr. Borne, 62,101 shares; Mr. Snow, zero shares; Mr. Redman, zero shares; Mr. Barfield, zero shares; Mr. Jeter, 9,001 shares; Dr. Fleming, zero shares; and Mr. Bucey, zero shares.

(1 2 )	Mr. Graham served as our Chief Operating Officer and President until September 3, 2009.
(1 3 )	Ms. Schwartz served as our Chief Information Officer until September 3, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by our Compensation Committee (the “Committee”), the reasoning behind our executive compensation program, and, more specifically, the actions the Committee took related to the compensation of the Company executive officers listed below (we refer to these persons as our “Named Executive Officers”) for 2009:

William F. Borne—Chief Executive Officer

Dale E. Redman—Chief Financial Officer

Jeffrey D. Jeter—Chief Compliance Officer

Michael O. Fleming, MD—Chief Medical Officer

David R. Bucey—General Counsel and Corporate Secretary

Larry Graham—Former Chief Operating Officer

Alice Ann Schwartz—Former Chief Information Officer

Executive compensation disclosure rules require us to report the compensation of our principal executive officer, who is Mr. Borne, our principal financial officer, who is Mr. Redman, and our next three highest-paid executive officers as of the end of our last fiscal year (Messrs. Jeter and Bucey and Dr. Fleming). We are also required to report the compensation of up to two additional persons who would have been listed among our next three highest-paid executive officers but for the fact that they were not serving as one of our executive officers at the end of our last fiscal year. Accordingly, certain information regarding compensation paid in 2009 to Larry R. Graham, our former Chief Operating Officer and President, and Alice Ann Schwartz, our former Chief Information Officer, also appears in this CD&A and the compensation tables immediately following this CD&A. Mr. Graham’s and Ms. Schwartz’s departure from the Company was effective as of September 3, 2009.

Executive Summary

Our executive compensation program currently consists of base salary, annual performance-based incentives (cash bonuses), long-term equity awards in the form of restricted stock units and/or nonvested stock grants, and retirement, health and welfare benefits. Generally, on or before April 1 of each year, the Compensation Committee (i) determines whether there are going to be any base salary adjustments for or grants of long-term equity awards to our executive officers effective as of April 1 of the current fiscal year and (ii) establishes the current year annual performance-based incentive compensation measures. Because Dr. Fleming and Mr. Bucey were not “executive officers” of our Company on April 1, 2009, approval of their 2009 base salary levels, 2009 performance-based incentives and 2009 long-term equity awards will be discussed separately in this CD&A, when appropriate.

The Compensation Committee believes our Company’s compensation strategy has served our Company and stockholders well. As a result, we continue to rely on long-term equity awards to retain an outstanding executive team and to ensure a strong connection between executive compensation and financial performance. We also award performance-based cash incentives to our executive team for achieving specific annual financial and/or operational goals, as described under the heading “Annual Performance-Based Incentive Compensation,” below.

The Compensation Committee believes that the compensation program for our executive officers has been instrumental in helping our Company achieve its business objectives and is appropriate and fair in light of our Company’s strong financial performance. For example, during the past three years, we have more than doubled our net service revenue from $697.9 million in 2007 to $1.5 billion in 2009 and have increased our diluted earnings per share by 97.2% from $2.48 per share in 2007 to $4.89 per share in 2009. Additionally in the past four years, we have increased our number of home health agencies from 261 to 521, increased our number of hospice agencies from 14 to 65 and doubled our footprint from 19 states at the beginning of 2007 to 40 states in 2009.

Compensation Philosophy and Objectives

Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. Our objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or an equity grant, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and/or Company performance.

The objectives of our compensation philosophy are described below:

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain key management, including our Named Executive Officers.

•

Stockholder-aligned. Management-level employees generally have some portion of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs or equity grants, the value of which is directly tied to the creation of stockholder value.

•

Performance-based. Management-level employees generally have some portion of their incentive compensation linked to a combination of Company, operating unit, and/or individual performance. The application of performance measures as well as the form of the award may vary depending on the employee’s position and responsibilities.

Compensation Administration

Role of the Compensation Committee

Pursuant to the terms of its charter, the Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers. The Committee’s primary responsibilities are as follows:

•	Review and approval of corporate incentive goals and objectives relevant to executive compensation;

•	Evaluation of the performance of our Chief Executive Officer and review of the Chief Executive Officer’s evaluation of the performance of our other executive officers;

•	Evaluation of the competitiveness of the total compensation package for our executive officers;

•	Evaluation and approval of executive officer employment, severance and change-in-control agreements; and

•

Approval of any changes to the total compensation package for our executive officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.

Additional information regarding the Committee’s responsibilities is set forth in its charter, a copy of which is posted on our website at http://www.amedisys.com/committees.cfm

Role of the Chief Executive Officer

Our Chief Executive Officer, William F. Borne, makes recommendations to the Committee regarding the compensation of our other executive officers. The Committee often requests Mr. Borne to be present at Committee meetings when executive compensation is discussed and relies on Mr. Borne’s performance evaluations of our executive officers when deliberating their performance-based compensation. Within the framework of the compensation programs approved by the Committee, Mr. Borne is encouraged to recommend base salary adjustments and make suggestions regarding incentive plan performance measures and equity compensation grants for these executives. Mr. Borne’s recommendations are based upon his assessment of each executive officer’s individual performance, the performance of their respective business units or functions, retention considerations and market factors. The Committee reviews these recommendations before making its decision. Mr. Borne does not play any role in the Committee’s deliberation of matters impacting his own compensation, and only Committee members are permitted to vote on matters related to executive officer compensation.

Role of the Independent Compensation Consultant

The Compensation Committee’s charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. In 2009, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P” or the “Consultant”) as its compensation consultant. In 2009, PM&P provided the following consulting services to the Committee:

•

Executive compensation review and related advice. The Committee does not ask the Consultant to perform a full compensation benchmarking every year. In 2009, the Consultant did not benchmark compensation but did provide general survey information regarding salary increases and target annual and long-term incentive values;

•

Advice regarding the form of executive officer employment agreements adopted effective December 30, 2009 (additional information regarding this form of employment agreement appears under the heading “Employment Agreements,” below);

•

Compensation review and related advice for selected members of our non executive-officer senior management (including advice regarding the compensation of Dr. Fleming and Mr. Bucey, prior to the date that they were designated “executive officers” of Amedisys);

•	Non-employee director compensation review and related advice;

•	Advice regarding the severance payments made to Mr. Graham and Ms. Schwartz in connection with their resignations effective September 3, 2009; and

•	Assistance with the preparation of the compensation-related portions of our Proxy Statement.

Because PM&P does not provide any non-compensation related services to our Company, we believe that its consultants are independent of management and provide the Compensation Committee with objective advice. As part of its engagement, PM&P participated in meetings with both the Compensation Committee and senior management to learn more about our business strategy and executive compensation objectives. The Committee retains PM&P directly, although in carrying out assignments, PM&P also interacts in certain capacities with our management-level employees. All such assignments are approved by the Chairman of the Committee, David R. Pitts.

Review of Peer Group and Survey Data

The Committee reviews each executive officer’s compensation on an annual basis, generally in the first quarter of each fiscal year, to ensure that it is consistent with our compensation philosophy. In connection with this review process, the Committee reviews compensation practices at peer companies in the healthcare services and facilities sector to help ensure that our executive compensation is within a reasonably competitive range. The Committee also reviews survey data regarding the executive compensation practices of similarly sized companies across multiple industries to provide context for the compensation data of our peer group companies. However, while it considers the peer group and survey data to be helpful in understanding how our compensation levels compare to other companies, the peer group and survey data are only one factor that the Committee considers in making its decisions regarding executive compensation. For example, the Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention goals and other factors (such as recent revenue growth and the integration of large acquisitions) before making compensation decisions.

The primary factors that the Committee considers when determining the members of our Company’s peer group are industry and revenue size. Given our Company’s recent growth, the Committee has decided to evaluate the appropriateness of its members of its peer group on an annual basis. In February 2009, based on the advice of PM&P, the Committee determined that no changes to our peer group were warranted in connection with its annual review of our executive compensation practices for certain of our Named Executive Officers (Messrs. Borne, Redman and Jeter), as well as for Mr. Graham and Ms. Schwartz. The peer group for 2008-2009 (the “Peer Group”) was comprised of the following companies:

2008 Peer Group/2009 Peer Group
Apria Healthcare Group, Inc.[1]
Brookdale Senior Living, Inc.
Chemed Corp.
Emeritus Corp.
Gentiva Health Services, Inc.
Healthextras, Inc.
Healthsouth Corp.
Healthways, Inc.
inVentive Health, Inc.
Lincare Holdings, Inc.
National Healthcare Corp.
Pediatrix Medical Group, Inc.
Psychiatric Solutions, Inc.
Res-Care, Inc.
Sun Healthcare Group, Inc.

Review of Executive Officer Compensation

During 2009, based on an assessment of our goals and objectives for the compensation of our executive officers, the Committee took the following actions, which are discussed in further detail under related subheadings in this CD&A:

•	Increased the base salaries for Messrs. Borne, Redman, Jeter and Graham and Ms. Schwartz;

•	Approved annual performance-based cash awards (related to Company and individual performance during 2008) for Messrs. Borne, Redman, Jeter and Graham and Ms. Schwartz; and

•

Granted performance-based restricted stock units to Messrs. Borne, Redman, Jeter and Graham and Ms. Schwartz (Mr. Graham and Ms. Schwartz forfeited 100% of the restricted stock units awarded to them in 2009 upon their resignation).

The Committee only approves the compensation of executive officers. As discussed in further detail below under related subheadings in this CD&A, the Committee was also apprised of the 2009 base salary adjustment (effective April 1, 2009) for Mr. Bucey, the 2009 base salary determination for Dr. Fleming (effective as of his date of employment with Amedisys) and the value of the nonvested shares granted to Dr. Fleming and Mr. Bucey in 2009. Because each of these actions took place prior to the date that Mr. Bucey and Dr. Fleming became “executive officers” of our Company, Mr. Borne was responsible for their approval, within the confines of our Company’s 2009 budget.

[1]	Apria Healthcare Group, Inc. was removed from our Peer Group in 2009 because it became a private company in October 2008.

Components of Compensation

We compensate our executive officers, including our Named Executive Officers, through the following components:

•	Base salary;

•	Annual performance-based incentive compensation (cash bonus awards);

•	Long-term incentives (equity-based awards); and

•	Retirement, health and welfare benefits and, if deemed appropriate, perquisites.

In determining how each of our executive officers’ total compensation package is allocated among these components, the Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Committee believes it is appropriate to provide our executive officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives. Our Chief Executive Officer and other executive officers have a higher percentage of variable compensation relative to our other employees. The Committee believes this is appropriate because of the direct influence that our executive officers have on our financial performance.

The Committee also believes that our executive officers’ total compensation should be weighted toward variable compensation through annual cash incentives and equity-based awards. Generally, if targeted performance levels are not achieved, our executive officers’ total compensation is likely to be at or below the median of comparable positions at our peer group companies. Alternatively, if the targeted performance levels are exceeded, our executive officers’ total compensation is likely to be above the median of comparable positions at our peer group companies.

Base Salaries

We target our executive officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at competitor companies. The Committee also considers each executive officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.

2009 Base Salary Determinations—Messrs. Borne, Graham, Redman and Jeter and Ms. Schwartz

In February 2009, the Committee reviewed the Peer Group and general survey data in making decisions about 2009 salary levels for Messrs. Borne, Graham, Redman and Jeter and Ms. Schwartz. In February 2009 (effective April 1, 2009), the base salaries for Messrs. Graham, Redman and Jeter and Ms. Schwartz were adjusted by the Committee, as follows.

Name	Base Salary through 3/31/09	Base Salary Effective 4/1/09	Percentage Increase
William F. Borne	$750,000	$750,000	0%
Dale E. Redman	$375,000	$425,000	13.3%
Jeffrey D. Jeter	$180,000	$210,000	16.6%
Larry R. Graham	$550,000	$650,000	18.2%
Alice Ann Schwartz	$350,000	$425,000	21.4%

The base salary adjustments for Messrs. Redman, Jeter, Graham and Ms. Schwartz were greater than our typical annual cost of living/merit adjustments. In making the salary adjustments, the Committee considered each Named Executive Officer’s position relative to the market data and the expanded responsibilities of each executive officer given our Company’s recent revenue growth, growth in operational complexity and high performance. It was also the Committee’s intent to adjust base salaries such that these officers’ total potential annual compensation, consisting of base salaries and annual and long-term incentive compensation at target levels, would be near the 75th percentile based on an analysis of Peer Group and survey data, as opposed to at or below the median as compared to Peer Group and survey data.

2009 Base Salary Determinations—Dr. Fleming and Mr. Bucey

Per the terms of his Employment Agreement dated October 27, 2009 (and effective as of the date of his employment on February 14, 2009), Dr, Fleming’s 2009 base salary was $210,000. On April 1, 2009, Mr. Bucey’s base salary was adjusted to $210,000. Each such base salary determination was approved by Mr. Borne and was based, in part, on a review of survey data provided by PM&P. On a go-forward basis, any base salary adjustments for Dr. Fleming or Mr. Bucey will be reviewed and approved by the Committee.

Annual Performance-Based Incentive Compensation (Cash Bonuses)

As part of our executive compensation program, the Committee establishes annual incentive compensation performance measures for each employee who is an executive officer as of April 1 of the year of determination, which performance measures are premised on our Company’s continued profitable growth. The Committee reserves the ability to reduce (but not increase) the amounts earned as a result of a subjective annual review of the individual performance of each executive officer.

2009 Incentive Compensation (Cash Bonus) Opportunities and Payments—Messrs. Borne, Graham, Redman and Jeter and Ms. Schwartz

The “target” bonus opportunity for each executive officer is expressed as a percentage of base salary: Mr. Borne and Mr. Graham—100% of base salary, Mr. Redman and Ms. Schwartz—75% of base salary, and Mr. Jeter—50% of base salary. Although Mr. Graham and Ms. Schwartz were not eligible to receive a bonus for the 2009 fiscal year because they were not employed by us at the end of the fiscal year, each of their 2009 “target” bonus opportunities factored into the severance payments that they were eligible to receive upon termination of employment, as explained under the heading “Certain Severance Payments,” below.

For 2009, each of the executive officers listed above could earn between zero and 150% of their target opportunity based on the achievement of a pre-defined corporate performance measure, and the Committee, in its discretion, reserved the ability to reduce (but not increase) the amounts earned as a result of a subjective review of the performance of each executive officer. Threshold, target and maximum incentive opportunities were set based on our Company’s historical practices and the Committee’s desire to provide a meaningful award for achieving outstanding performance. In the course of setting the threshold, target and maximum incentive opportunities, the Committee reviewed the Peer Group and survey data to ensure that the potential awards at the target level, when aggregated with base salary levels and potential long-term incentive compensation opportunities at the target level, would be near the 75th percentile.

For 2009, the incentive compensation opportunity was based on the overall corporate performance measure of earnings per share (“EPS”), as follows:

	Threshold	Target	Maximum
2009 EPS Performance Levels	$3.90	$4.20	$5.00
Incentive Earned as % of Target	50%	100%	150%

In establishing the performance measures, the Committee took into consideration organic growth, past experience integrating large acquisitions and general business opportunities and challenges. The 2009 target EPS level was approximately 75% higher than the target EPS level that was selected in connection with 2008 incentive compensation opportunities and was based upon the Company’s 2009 earnings guidance released in

February 2009. At the time the target EPS level was set, the Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort. The Committee felt it was appropriate to set EPS as the sole performance measure because it believes that EPS growth encourages our executive officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders. The Committee has the right to exercise discretion to reduce an incentive payout to ensure that payouts from the incentive plan produce their desired result. The Committee may not exercise discretion to increase a payout. The Committee reviewed the payouts and determined that the incentive plan payouts were appropriate and, therefore, did not exercise any discretion in 2009.

Actual 2009 EPS performance was $4.89, or approximately 143% of the 2009 target EPS level. The Committee decided to award a bonus equal to 143% of the target bonus opportunity to the eligible executive officers (Messrs. Borne, Redman and Jeter) based on our financial performance in 2009 and the performance of the individual officers, as follows: Mr. Borne: $1,072,500 cash bonus, Mr. Redman: $455,813 cash bonus and Mr. Jeter: $150,150 cash bonus.

2009 Incentive Compensation (Cash Bonus) Payments—Dr. Fleming and Mr. Bucey

Although the 2009 annual executive officer incentive compensation performance measures (EPS targets) did not apply to Dr. Fleming and Mr. Bucey, each of their 2009 cash bonus payments were approved by the Committee. The amount of Dr. Fleming’s cash bonus was $150,150 and the amount of Mr. Bucey’s cash bonus was $105,000. The amounts approved by the Committee were based on the recommendations of Mr. Borne and were consistent with the 2009 incentive compensation payments to Senior Vice President-level employees of our Company.

Long-Term Incentives

Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives over multi-year periods. The Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation participants, with those of our stockholders.

Currently, all equity-based compensation is granted in accordance with the terms of our 2008 Omnibus Incentive Compensation Plan, which is a comprehensive incentive compensation plan that provides for various equity-based awards and also provides for limited cash awards.

We believe that grants of equity-based compensation:

•	Motivate participants to focus on the creation of stockholder value;

•	Reinforce the link between the creation of stockholder value and compensation;

•	Enable us to provide competitive levels of total compensation; and

•	Aid in the retention of Named Executive Officers and other long-term incentive plan participants.

In February 2009, the Compensation Committee recommended and our Board approved the grant of restricted stock units (which included performance-based vesting requirements) to Messrs. Borne, Redman and Jeter (Mr. Graham and Ms. Schwartz also received restricted stock units on this date, all of which were forfeited upon their resignations). Also effective April 1, 2009, upon the recommendation of Mr. Borne, our Board approved a grant of nonvested stock to Dr. Fleming and Mr. Bucey. The Committee believes that both time-based vesting and performance-based grant requirements are appropriate means of incenting our Named Executive Officers because they assist in achieving both our pay-for-performance and retention goals.

Restricted Stock Units (RSUs)—Messrs. Borne, Redman, Jeter and Graham, and Ms. Schwartz

RSUs are a promise to deliver shares of our common stock at a later date provided that certain vesting requirements are met prior to the delivery date.

On February 12, 2009, effective April 1, 2009, the Committee approved an RSU grant to Messrs. Borne, Redman, Jeter and Graham and Ms. Schwartz. Forty percent of the grant is subject solely to time-based vesting conditions and sixty percent of the grant is subject to performance-based grant conditions and time-based vesting conditions. The total grant-date value of the RSU awards (assuming target performance) is as shown in the table below. The target grant values were set based on the Committee’s desire to provide a meaningful reward for achieving target performance and were compared to Peer Group and survey data to ensure that the potential awards at the target level, when aggregated with base salary levels and potential long-term incentive compensation opportunities at the target level, would be near the 75th percentile.

For Messrs. Redman and Jeter, the Committee also considered the recommendations of Mr. Borne in setting the target grant values, which are set forth below:

	Target Grant Value for 40% of RSU Award (Time-Vesting RSUs) ($)	Target Grant Value for 60 % of RSU Award (Performance- Based RSUs) ($)	Total RSU Award Target Grant Value ($)
William F. Borne	$750,000	$1,125,000	$1,875,000
Dale E. Redman	$255,000	$382,500	$637,500
Jeffrey D. Jeter	$42,000	$63,000	$105,000
Larry R. Graham(1)	$520,000	$780,000	$1,300,000
Alice A. Schwartz(1)	$240,000	$360,000	$600,000

(1)	All RSUs granted to Mr. Graham and Ms. Schwartz in 2009 were forfeited upon their resignation on September 3, 2009.

The Committee believes that a forty percent/sixty percent split between RSUs subject solely to time-based vesting requirements and RSUs subject to both performance-based grant requirements and time-based vesting requirements, respectively, strikes an appropriate balance between executive retention goals and pay-for-performance.

Time-Vesting RSUs—The time-vesting RSUs vest ratably in one-third increments on April 1, 2010, April 1, 2011 and April 1, 2012, provided that the recipient is employed by the Company on each vesting date. The shares of common stock underlying the vested RSUs will be delivered to the grant recipients contemporaneously with vesting.

The number of time-vesting RSUs granted was calculated by dividing the dollar value allocated to this portion of the award on the date of approval by the Committee (as shown in the table above) by the closing price of our common stock on April 1, 2009 ($27.40) and resulted in a grant of 27,373 RSUs to Mr. Borne, 9,307 RSUs to Mr. Redman, 1,533 RSUs to Mr. Jeter, 18,979, RSUs to Mr. Graham (all of which were forfeited upon resignation) and 8,760 RSUs to Ms. Schwartz (all of which were forfeited upon resignation).

Performance-Based RSUs—The number of performance-based RSUs eligible to be earned in connection with the April 1, 2009 RSU grant is based on the achievement of cumulative EPS performance levels for our 2009 and 2010 fiscal years. The number of RSUs granted will not be determinable until the date that we file our Annual Report on Form 10-K for the year ended December 31, 2010 (the “determination date”).

The target dollar value of the performance-based RSUs is shown in the table above. The number of RSUs to be potentially granted at the threshold, target and maximum levels is determined by dividing the threshold (50% of target value), target and maximum (150% of target value) performance-based RSU dollar values by the closing price of our common stock on April 1, 2009 ($27.40), as follows:

	Possible Number of RSUs to be Earned
	Threshold	Target	Maximum
William F. Borne	20,530	41,059	61,588
Dale E. Redman	6,980	13,960	20,940
Jeffrey D. Jeter	1,150	2,300	3,449
Larry R. Graham(1)	14,234	28,468	42,701
Alice A. Schwartz(1)	6,570	13,139	19,709

(1)	Mr. Graham and Ms. Schwartz are no longer eligible to receive performance-based RSUs in connection with the April 1, 2009 grant.

Two-Year Cumulative EPS Vesting Condition—If the Company achieves the cumulative EPS shown in the chart below for the fiscal years ending December 31, 2009 and December 31, 2010, the number of performance-based RSUs granted shall be adjusted to the number of RSUs shown opposite such cumulative EPS in the chart below and the recipient shall vest in the adjusted number of RSUs, provided the time-vesting condition described below are met. The cumulative EPS is determined by adding the Company’s fiscal year 2009 EPS and the Company’s fiscal year 2010 EPS, each as stated in the Company’s Form 10-K for the corresponding fiscal year.

Cumulative EPS for Two Fiscal Years ending 12/31/09 and 12/31/10	Number of Restricted Stock Units
less than $8.82	0
$8.82	50% of Target
$9.03	100% of Target
$9.66 or greater	150% of Target

If the cumulative EPS falls between the threshold and target levels or between the target and maximum levels, the number of RSUs granted will adjusted pro-rata on the determination date Performance below the threshold level will result in no performance-based RSUs being granted on the determination date.

The performance-based RSUs are subject to additional time-based vesting requirements and vest ratably in one-half increments on April 1, 2011 and April 1, 2012, provided that the recipient is employed by the Company on each vesting date. The shares of common stock underlying the vested RSUs will be delivered to the Named Executive Officers contemporaneously upon vesting.

The Committee intends to provide long-term incentive compensation opportunities for our Named Executive Officers in fiscal 2010 in a program that subjects a portion of the long-term incentive grant to solely time-based vesting conditions and a portion of the long-term incentive grant to both performance-based and time-based vesting conditions.

Nonvested Stock Grants—Dr. Fleming and Mr. Bucey

On March 26, 2009, effective April 1, 2009, our Board, upon the recommendations of Mr. Borne, approved a grant of nonvested stock valued at $60,000 to both Dr. Fleming and Mr. Bucey, in connection with a grant of nonvested shares to Senior Vice President (and equivalent) corporate office employees. The number of shares granted was calculated by dividing the stated dollar value by the closing price of our common stock on April 1, 2009 ($27.40) and resulted in a grant of 2,190 shares of nonvested stock to each of Dr. Fleming and Mr. Bucey. The nonvested shares vest ratably in one-third increments on April 1, 2010, April 1, 2011 and April 1, 2012, provided that the recipient is employed by the Company on each vesting date.

Benefits

Our executive officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid Company holidays. In a few limited circumstances, the Company provides other benefits to our executive officers, as detailed in the tables following this Compensation Discussion and Analysis.

We maintain an aircraft to efficiently transport our employees to our multiple operating locations, many of which are not accessible via direct flight from our corporate headquarters in Baton Rouge, Louisiana. Company employees are generally not permitted to use the corporate aircraft for non-business activities. However, to the extent that the aircraft is being used for a business-related trip and there are open seats on the aircraft, we do permit the spouses of our executive officers to travel on the aircraft.

All of our executive officers were eligible to participate in our Executive Deferred Compensation Plan in 2009. The purpose of the plan is to provide each participant with an opportunity to defer receipt of a portion of his base salary, bonus and other specified types of cash compensation in accordance with his or her individual personal tax planning goals. Only certain highly-compensated upper-management level employees, including our Named Executive Officers, are eligible to participate in the plan (approximately 100 employees, based on job title). At the discretion of the Compensation Committee, we may make contributions to the plan on behalf of executive officer participants. No such discretionary contributions were made in 2009.

Stock Ownership

One of the stated Core Beliefs of our Company (as distributed to all employees upon hire) is to “Encourage all Amedisys employees to be stockholders.” All of our executive officers are informally encouraged to follow this Core Belief as an example to other employees and to align their interests with the interests of our stockholders. In furtherance of this objective, certain of our executive officers participate in our Employee Stock Purchase Plan. Eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors, our Chief Executive Officer and our Chief Operating Officer. In an effort to more closely align their interests with those of our stockholders:

•	Each non-employee (independent) director shall own Company shares with a fair market value equal to at least two times their base annual cash retainer

•	The Chief Executive Officer shall own Company shares with a fair market value equal to at least three times his base salary

•	The Chief Operating Officer shall own Company shares with a fair market value equal to at least two times his base salary

A person holding one of the titles listed above shall have five years from the date that they are elected or appointed (as applicable) to the position (or five years from the initial effective date of the Corporate Governance Guidelines, whichever date is later) to come into compliance with these ownership requirements. The initial five-year measurement period has not yet been completed, as our Corporate Governance Guidelines were adopted in April 2009.

Once a person subject to the stock ownership requirements accumulates shares with a value equal to the required multiple of base salary or annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares.

Equity Grant Practices

Annual incentive compensation is generally awarded, both to our Named Executive Officers and to other eligible employees, on April 1. All Committee decisions regarding annual incentive compensation are generally made concurrently with the filing of our Annual Report on Form 10-K for the previous fiscal year.

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount of compensation paid to our executive officers that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards under those plans, other than certain time-based vesting RSUs and nonvested stock, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward our executive officers consistent with our compensation philosophy for each compensation element.

Our 2008 Omnibus Incentive Compensation Plan provides for qualifying performance-based compensation, including annual bonuses. The Plan allows us flexibility in structuring our executive compensation programs while maximizing the tax deductibility of awards to the benefit of the Company and our stockholders, whether they are denominated in cash or stock.

Employment Agreements

Messrs. Borne, Redman and Jeter

Effective December 30, 2009, upon the recommendation of the Compensation Committee and the approval of our Board, Messrs. Borne, Redman and Jeter each entered into an Amended and Restated Employment Agreement with the Company, amending and restating and replacing in its entirety the previous respective Employment Agreement with the Company each dated December 19, 2007 (collectively, the “Original Agreements”). The agreements were drafted with the assistance of outside counsel and information provided by Pearl Meyer & Partners.

The primary purpose of amending and restating the Original Agreements was to ensure that performance-based compensation elements (annual bonus and performance-based equity awards) related to certain termination events comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including an Internal Revenue Service Revenue Ruling 2008-13 that impacts compensation tied to performance periods beginning after January 1, 2009.

Specifically, the amendments to each of the Original Agreements appearing in the Amended and Restated Employment Agreements were designed to (i) comply with the Revenue Ruling identified above and applicable Code Section 162(m) rules and regulations regarding deductibility of executive compensation in excess of $1 million and to preserve meaningful cost savings for the Company, (ii) clarify the timing of certain payments and distributions to the executive officers described in the Original Agreements, in furtherance of the requirements of Section 409A of the Code, (iii) add the Company’s top-tier holding company, Amedisys Holding, L.L.C., as a party to each agreement and (iv) make additional, non-substantive conforming and clarifying changes (including updating the list of counties and parishes appearing in Attachment 2—“Restricted Areas”). In each case, the term of the agreements has remained the same (the Amended and Restated Employment Agreements continue to expire on the third anniversary of the Original Agreements, or on December 19, 2010).

Dr. Fleming and Mr. Bucey

Mr. Bucey’s employment agreement, dated July 7, 2008, and Dr. Fleming’s employment agreement, dated October 27, 2009, are substantially similar. Both agreements define situations where each of them can be terminated “for cause” and provide severance benefits if they are terminated “without cause” or if they resign with “good reason,” as further described under “Potential Payments upon Termination or Change-in-Control,” below. Under their respective employment agreements, Dr. Fleming and Mr. Bucey are bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants.

Severance and “Claw-Back” Provisions—Executive Employment Agreements

The employment agreements for Messrs. Borne, Redman and Jeter contain provisions entitling each of them to receive severance benefits for certain qualifying terminations, as described under “Potential Payments upon Termination or Change-in-Control,” below. These triggers for severance payments were selected in order to permit these key employees to focus on the interests of our Company and our stockholders without undue concern for their personal job security.

In return for severance benefits, Messrs. Borne, Redman and Jeter are bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants, as defined in their agreements. If there is a breach of these covenants (each, a “Forfeiture Event”), we are no longer obligated to make any severance payments otherwise due to them, and all unexercised stock options, nonvested stock and other nonvested equity awards are forfeited effective as of the date of the Forfeiture Event. Additionally, in the event of a breach, each agreement contains a “claw-back” provision obligating them to repay the Company any “award gain” (as defined below) realized during the six-month period prior to the occurrence of the Forfeiture Event (or, if the breach occurs after the Named Executive Officer ceases to be employed by the Company, the date of termination of their employment) and for a period of time following such date (24 months for Mr. Borne and 18 months for Messrs. Redman and Jeter). As defined in the employment agreements, “award gain” means:

•

in respect of a given stock option exercise, the product of (X) the fair market value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date; and

•

in respect of any other settlement of any other cash bonus or equity award granted to the Named Executive Officer, the fair market value of the cash or stock paid or payable to the Named Executive Officer (regardless of any elective deferral) less any cash or the fair market value of any stock or property (other than a cash award or equity award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Named Executive Officer to us as a condition of or in connection with such settlement.

The Compensation Committee believes that these forfeiture provisions provide assurance that our business interests will be appropriately protected upon the termination of employment of a Named Executive Officer.

Certain Severance Payments

In connection with their resignations effective September 3, 2009, Mr. Graham and Ms. Schwartz were eligible to severance payments and benefits in accordance with Section 8(c) of their respective employment agreements dated as of December 19, 2007. Specifically, Mr. Graham will receive a total of $2,600,000 in cash severance payments (equal to two times (a) his 2009 base salary plus (b) his target cash bonus for 2009) and Ms. Schwartz will receive a total of $1,050,000 in cash severance payments (equal to 1.5 times (a) her 2009 base salary plus (b) her target cash bonus for 2009) over a period of two years, taking into account payment restrictions imposed by Section 409A of the Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2010 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.

Members of the Compensation Committee:

David R. Pitts (Chairman)

Ronald A. LaBorde

Jake L. Netterville

Peter F. Ricchiuti

Donald A. Washburn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the directors listed as signatories to the above report. During 2009:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Committee,

•	no member of the Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries,

•	no member of the Committee entered into any transaction with our Company in which the amount involved exceeded $120,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2009 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation for our Named Executive Officers for 2009, 2008 and 2007. For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
William F. Borne	2009	$750,000	$—	$2,437,531	$1,072,500	$58,423	$4,315,788
Chief Executive Officer (PEO)					(3)	(4)
	2008	723,077	—	2,497,388	1,125,000	35,725	4,381,190
	2007	664,994	—	2,178,120	714,500	111,407	3,669,021

Dale E. Redman	2009	411,538	—	828,768	455,813	20,765	1,716,884
Chief Financial Officer (PFO)						(5)
	2008	354,808	—	618,064	281,250	17,474	1,271,596
	2007	252,692	—	321,100	164,850	14,491	753,133

Jeffrey D. Jeter	2009	201,923	—	136,507	150,150	6,945	495,525
Chief Compliance Officer/Senior Vice President						(6)
	2008	173,269	—	169,358	135,000	9,150	486,777
	2007	159,904	—	93,014	85,173	10,661	348,752

Michael O. Fleming(7)	2009	156,923	150,150	60,006		19,128	386,207
Chief Medical Officer						(8)

David R. Bucey(9)	2009	204,615	105,000	60,006		11,461	381,082
General Counsel/Secretary/Senior Vice President			(10)			(11)
	2008	98,654	—	256,100	60,000	28,653	443,407

Larry R. Graham(12)	2009	433,077	—	1,690,032	—	2,612,677	4,735,786
Former President, Chief Operating Officer and Director		(13)				(14)
	2008	529,808	—	1,571,826	618,750	14,454	2,734,838
	2007	488,942	—	632,505	391,519	12,951	1,525,917

Alice A. Schwartz(15)	2009	269,615	—	780,051	—	1,056,659	2,106,325
Former Chief Information Officer/SVP Clinical Operations		(16)				(17)
	2008	323,077	—	569,260	262,500	6,409	1,161,246
	2007	250,961	—	116,987	137,375	5,073	510,396

(1)

The values for stock in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended December 31, 2009, 2008 and 2007 pursuant to our 2008 Omnibus Incentive Compensation Plan. The grant date fair value of the performance-based RSU’s is computed based on the maximum award value as we assume this to be the probable outcome of the performance condition. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on February 23, 2010.

(2)	The amounts in this column reflect the amount earned under the annual performance-based incentive compensation plan for the applicable year.
(3)	Mr. Borne elected to defer $536,250 in 2009 of this amount under our Nonqualified Deferred Compensation Plan.
(4)

This amount consists of $38,715 in costs attributable to life insurance premiums paid by us on Mr. Borne’s behalf where we are not the beneficiary, $3,781 in costs attributable to personal use of a Company-provided automobile, $2,236 in costs attributable to Company paid tax preparation fees for Mr. Borne, $2,666 in non-reimbursable costs relating to personal use of our Company aircraft and $11,025 for employer paid contributions to Mr. Borne pursuant to our 401(k) Benefit Plan. The amount attributable to life insurance premiums includes payments of policy premiums that were paid in 2009.

(5)

This amount consists of $11,025 for employer paid contributions to Mr. Redman pursuant to our 401(k) Benefit Plan and $9,740 in costs attributable to life insurance premiums paid by us on Mr. Redman’s behalf where we are not the beneficiary.

(6)

This amount consists of $6,179 for employer paid contributions to Mr. Jeter pursuant to our 401(k) Benefit Plan and $766 in costs attributable to life insurance premiums paid by us on Mr. Jeter’s behalf where we are not the beneficiary.

(7)	Dr. Fleming joined Amedisys as our Chief Medical Officer on February 14, 2009.
(8)

This amount consists of $15,000 for consulting fees paid prior to employment, $3,375 for employer paid contributions to Dr. Fleming pursuant to our 401(k) Benefit Plan, $187 for employer paid contributions to Dr. Fleming pursuant to our Heath Savings Account Plan and $566 in costs attributable to life insurance premiums paid by us on Dr. Fleming’s behalf where we are not the beneficiary.

(9)	Mr. Bucey joined Amedisys as Senior Vice President, General Counsel and Secretary on June 15, 2008.
(10)	Mr. Bucey elected to defer $96,873 in 2009 of this amount under our Nonqualified Deferred Compensation Plan.
(11)

This amount consists of $9,366 for employer paid contributions to Mr. Bucey pursuant to our 401(k) Benefit Plan and $2,095 in costs attributable to life insurance premiums paid by us on Mr. Bucey’s behalf where we are not the beneficiary.

(12)	Larry Graham resigned as Amedisys’ President and Chief Operating Officer in September 2009.
(13)	Mr. Graham elected to defer $129,923 in 2009 of this amount under our Nonqualified Deferred Compensation Plan.
(14)

This amount consists of $2,600,000 for severance, $11,025 for employer paid contributions to Mr. Graham pursuant to our 401(k) Benefit Plan and $1,652 in costs attributable to life insurance premiums paid by us on Mr. Graham’s behalf where we are not the beneficiary.

(15)	Alice Ann Schwartz departed as Amedisys’ Chief Information Officer and Senior Vice President—Clinical Operations in September 2009.
(16)	Ms. Schwartz elected to defer $26,961 in 2009 of this amount under our Nonqualified Deferred Compensation Plan.
(17)

This amount consists of $1,050,000 for severance, $5,622 for employer paid contributions to Ms. Schwartz pursuant to our 401(k) Benefit Plan and $1,037 in costs attributable to life insurance premiums paid by us on Ms. Schwartz’s behalf where we are not the beneficiary.

2009 GRANTS OF PLAN-BASED AWARDS

The table below summarizes all grants of plan-based awards during the year ended December 31, 2009 to our Named Executive Officers. For additional information regarding the plan-based award grants summarized below, please refer to “Compensation Discussion and Analysis,” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Borne
Time-vesting RSUs(4)	4/1/2009	—	—	—	—	—	—	27,373	$750,020
Performance-based RSUs(4)	4/1/2009	—	—	—	20,530	41,059	61,588	—	1,687,511
2009 annual incentive plan	—	375,000	750,000	1,125,000

Dale E. Redman
Time-vesting RSUs(4)	4/1/2009	—	—	—	—	—	—	9,307	255,012
Performance-based RSUs(4)	4/1/2009	—	—	—	6,980	13,960	20,940	—	573,756
2009 annual incentive plan	—	159,375	318,750	478,125

Jeffrey D. Jeter
Time-vesting RSUs(4)	4/1/2009	—	—	—	—	—	—	1,533	42,004
Performance-based RSUs(4)	4/1/2009	—	—	—	1,150	2,300	3,449	—	94,503
2009 annual incentive plan	—	52,500	105,000	157,500

Michael O. Fleming
Nonvested stock units	4/1/2009	—	—	—	—	—	—	2,190	60,006

David R. Bucey
Nonvested stock units	4/1/2009	—	—	—	—	—	—	2,190	60,006

Larry R. Graham(5)
Time-vesting RSUs(4)	4/1/2009	—	—	—	—	—	—	18,979	520,025
Performance-based RSUs(4)	4/1/2009	—	—	—	14,234	28,468	42,701	—	1,170,007
2009 annual incentive plan	—	325,000	650,000	975,000

Alice A. Schwartz(5)
Time-vesting RSUs(4)	4/1/2009	—	—	—	—	—	—	8,760	240,024
Performance-based RSUs(4)	4/1/2009	—	—	—	6,570	13,139	19,709	—	540,027
2009 annual incentive plan	—	150,000	300,000	450,000

(1)

The amounts shown in these columns reflect future payouts of performance-based RSUs set by the Compensation Committee pursuant to our 2008 Omnibus Incentive Compensation Plan. The award stipulates that the grant date for such awards will be the date of the 2010 earnings release. The award is also subject to a vesting period.

(2)	The amounts shown in this column reflect the number of shares of time-vesting RSUs granted to each of our Named Executive Officers pursuant to our 2008 Omnibus Incentive Compensation Plan.
(3)

The amounts shown in this column reflect the grant date fair value of nonvested stock awards granted to each of our Named Executive Officers. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on February 23, 2010.

(4)

Time-vesting RSUs are also referred to as non-vested stock units in our SEC filings and performance-based RSUs are also referred to as performance-based awards in our SEC filings. In the case of dividends, recipients of these awards would be paid stock dividends in a similar manner as holders of our common stock, if such dividends were paid. However, only recipients of non-vested share awards would be paid cash dividends in a similar manner as holders of our common stock, if such dividends were paid. Holders of time-vesting RSUs and performance-based RSUs are not eligible to receive cash dividends prior to vesting.

(5)	The amounts shown for Mr. Graham and Ms. Schwartz are the potential awards that were possible under the April 1, 2009 grants.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

The table below summarizes all outstanding equity awards at December 31, 2009 for our Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (# )	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards : Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards : Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)
William F. Borne	6,553	$11.29	12/31/2013	—	—	—	—
	68,048	24.39	12/31/2014	—	—	—	—
				80,121	$3,893,881	61,558	$2,991,719

Dale E. Redman	—	—	—	27,226	1,323,184	20,940	1,017,684

Jeffrey D. Jeter	6,667	5.40	4/30/2011	—	—	—	—
	1,334	4.05	1/2/2013	—	—	—	—
	1,000	13.58	2/25/2014	—	—	—	—
				6,190	300,834	3,449	167,621

Michael O. Fleming	—	—	—	2,190	106,434	—	—

David R. Bucey	—	—	—	7,190	349,434	—	—

Larry R. Graham	—	—	—	—	—	—	—

Alice A. Schwartz	—	—	—	—	—	—	—

(1)	The contractual term of each grant of stock option awards is a ten-year period.
(2)	Market value is based on the closing price on December 31, 2009 of $48.60.
(3)

The amounts in this column include performance-based RSUs that were granted in 2009. The award stipulates that the grant date for such awards will be the date of the 2010 earnings release. We reported the number of awards based upon the maximum payout. In addition, we reported these amounts on the maximum award. One-half of these shares will vest on April 1, 2011, and one-half will vest on April 1, 2012.

VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS

This table below summarizes all stock option exercises by and nonvested stock award vesting for our Named Executive Officers during the year ended December 31, 2009.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (# )	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested
William F. Borne	7,891	100% on 5/1/2010
	6,417	50% on each of 5/23/2010 and 5/23/2011
	6,442	100% on 12/31/2010
	4,200	50% on each of 4/1/2010 and 4/1/2011
	9,669	50% on each of 4/1/2010 and 4/1/2011
	18,129	50% on each of 4/1/2010 and 4/1/2011
	27,373	33% on each of 4/1/2010, 2011 and 2012
	61,588	50% on each of 4/1/2011 and 4/1/2012
(1)
Dale E. Redman	10,000	33% on each of 2/21/2010 and 2/21/2011 and 34% on 2/21/2012
	969	50% on each of 4/1/2010 and 4/1/2011
	2,417	50% on each of 4/1/2010 and 4/1/2011
	4,533	50% on each of 4/1/2010 and 4/1/2011
	9,307	33% on each of 4/1/2010, 2011 and 2012
	20,940	50% on each of 4/1/2011 and 4/1/2012
(1)
Jeffrey D. Jeter	2,487	33% on each of 5/23/2010 and 5/23/2011 and 34% on 5/23/2012
	501	50% on each of 4/1/2010 and 4/1/2011
	581	50% on each of 4/1/2010 and 4/1/2011
	1,088	50% on each of 4/1/2010 and 4/1/2011
	1,533	33% on each of 4/1/2010, 2011 and 2012
	3,449	50% on each of 4/1/2011 and 4/1/2012
(1)
Michael O. Fleming	2,190	33% on each of 4/1/2010, 2011 and 2012
David R. Bucey	5,000	33% on each of 6/15/2011 and 6/15/2012 and 34% on 6/15/2013
	2,190	33% on each of 4/1/2010, 2011 and 2012
Larry R. Graham	—
Alice A. Schwartz	—

(1)	These are performance-based RSUs that were granted in 2009.

2009 OPTION EXERCISES AND STOCK VESTED

This table below summarizes all stock option exercises by and nonvested stock award vesting for our Named Executive Officers during the year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
William F. Borne	37,500	1,231,531	2,101	$57,567
Dale E. Redman	—	—	485	13,289
Jeffrey D. Jeter	—	—	251	6,877
Michael O. Fleming	—	—	—	—
David R. Bucey	—	—	—	—
Larry R. Graham	100,691	1,859,873	3,374	141,776
Alice A. Schwartz	—	—	404	11,070

(1)

Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.

(2)	Amount reflects the closing price of our common stock on the day of vesting multiplied by the number of shares acquired on vesting.

2009 NONQUALIFIED DEFERRED COMPENSATION

Set forth in the table below is information about the contributions and earnings, if any, credited to the accounts maintained by our Named Executive Officers under nonqualified deferred compensation arrangements, any withdrawals or distributions from the accounts during 2009, and the account balances on December 31, 2009.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
William F. Borne	$536,250	$52,720	$2,141,489
			(1)
Dale E. Redman	—	—	—
Jeffrey D. Jeter	—	—	—
Michael O. Fleming	—	—	—
David R. Bucey	96,873		96,873
			(2)
Larry R. Graham	129,923	173,516	1,146,705
			(3)
Alice A. Schwartz	26,961	222,489	874,452
			(4)

(1)

The amount in this column represents $2,434,756 of salary or bonus that has been contributed by Mr. Borne to the plan and was noted in the Summary Compensation Tables in current and prior year proxy statements.

(2)

The amount in this column represents $96,873 of salary or bonus that has been contributed by Mr. Bucey to the plan and was noted in the Summary Compensation Tables in current and prior year proxy statements.

(3)

The amount in this column represents $1,249,483 of salary or bonus that has been contributed by Mr. Graham to the plan and was noted in the Summary Compensation Tables in current and prior year proxy statements.

(4)

The amount in this column represents $782,659 of salary or bonus that has been contributed by Ms. Schwartz to the plan and was noted in the Summary Compensation Tables in current and prior year proxy statements.

The Amedisys, Inc. Executive Deferred Compensation Plan generally permits employees whose annual cash compensation exceeds certain dollar thresholds (including each of our Named Executive Officers) to defer receipt of all or a portion of their annual base salary, bonus and other types of specified cash compensation until a specified future date. A participant may choose to defer either a percentage (in a whole amount) or a specific dollar amount of his or her annual base salary or bonus (or other types of specified cash compensation) in an amount equal to up to 100% of such compensation. During the deferral period, the participant selects a deemed investment rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the plan. Deemed investment rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Our common stock is not an investment option under the plan. Deferred amounts are credited with earnings or losses based on the performance of the applicable deemed investment rates. A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum or in annual installments from two to five years or (ii) a “termination distribution” in the form of a lump sum or in annual installments from two to fifteen years. An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. At the time of initial enrollment into the plan, a participant may elect to receive a distribution of his or her deferred compensation as a single lump sum upon a change-in-control. Deferred compensation is also distributed upon the death or disability of the participant in accordance with plan limits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following is a description of the termination and change-in-control payment provisions included in our Named Executive Officers’ respective employment agreements. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the applicable employment agreement. The terms below describe certain, but not all, triggering events that may result in termination or change-in-control payments to our Named Executive Officers.

Messrs. Borne, Redman and Jeter—Employment Agreements Dated December 30, 2009

The following definitions appear in the employment agreements between the Company and each of William F. Borne, Dale E. Redman and Jeffrey D. Jeter, each dated December 30, 2009:

“Cause” is defined to include, among other things, willful gross neglect or misconduct, violation of our code of conduct, breach of the restrictive covenants of the employment agreement and misconduct in financial reporting.

“Good Reason” is defined as the occurrence of any of the following circumstances without the executive’s express written consent, unless the breach is corrected within thirty days from the date we are put on notice of the occurrence and such notice is within ninety days of the occurrence: (i) a material reduction in the executive’s base salary, (ii) a relocation of our corporate offices outside of a 50 mile radius from Baton Rouge, Louisiana (iii) a material diminution of the executive’s authority, responsibilities or duties, or (iv) any material breach of the executive’s employment agreement caused by us.

A “Change in Control” occurs when (i) any person or group (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of our securities or the securities of any significant subsidiary, representing 50% or more of the combined voting power of our or such subsidiary’s then outstanding securities; (ii) as a result of a contested election or the designation by a person who has entered into an agreement with us to effect a transaction with us specified in items (i), (iii) or (iv) of this definition, individuals who at the beginning of any 12-month period constitute our Board of Directors, cease to constitute at least a majority of the Board of Directors; (iii) the consummation of a merger or consolidation of us or any significant subsidiary with any other entity, other than a merger or consolidation which would result in our voting securities or the voting securities of a significant subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) our stockholders approve a plan or agreement for the sale or disposition of all or substantially all of our consolidated assets (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common stock immediately prior to such sale or disposition).

“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1984.

“Earliest Payment Date” means (i) if the amount paid is subject to Section 409A of the Code and does not qualify for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the fifty-second (52nd) day after termination of employment and (ii) if the amount paid is not subject to Section 409A of the Code or qualifies for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the earlier of the date in (i) above or the first date that the individual’s release of claims in accordance with the employment agreement becomes irrevocable.

Employment Agreement with Mr. Borne

Pursuant to his employment agreement with the Company dated December 30, 2009 (which agreement supersedes and replaces his Original Agreement dated December 19, 2007), Mr. Borne has agreed to serve as our Chief Executive Officer, with such duties and responsibilities as are customary for the chief executive officer of corporations of a similar size. Upon expiration of the term of the agreement on December 19, 2010, Mr. Borne’s employment will continue on an “at will” basis; provided that if Mr. Borne is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as described below in Termination without Cause or Resignation for Good Reason prior to a Change in Control.

Under the terms of his employment agreement, Mr. Borne, among other things, is entitled to:

(1)	an annual base salary of no less than $650,000, subject to annual review for increase by the Compensation Committee;

(2)	participate in our annual incentive plan, with a target award opportunity established by the Board;

(3)	participate in our other incentive compensation, pension, welfare and benefit plans and programs as are made available to our senior level executives or to our employees in general, including vacation, compensation deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility;

(4)	reimbursement of reasonable business expenses;

(5)	reimbursement of premiums on a whole life insurance policy not to exceed $25,000 per year;

(6)	reimbursement for tax preparation services in an amount up to $2,500 per year; and

(7)	use of an automobile, and reimbursement of all maintenance, insurance and gas expenses; Mr. Borne shall be entitled to a new automobile no less often than every two years. Mr. Borne will receive the title to the automobile if his employment is terminated without Cause or with Good Reason.

Until the expiration of the term of the agreement, we agree to use our reasonable best efforts, to the extent not inconsistent with applicable laws, rules, regulations and good governance standards, to nominate and cause the election of Mr. Borne to our Board of Directors and to the Board’s Executive Committee, if one is constituted. If, at any time during the term of the agreement Mr. Borne is not elected to and serving on our Board of Directors, Mr. Borne would be entitled to terminate the agreement and to receive the remedies provided for a termination without Cause prior to a Change in Control, which are described below.

Mr. Borne is entitled to certain compensation and benefits upon the following triggering events:

Death, Disability and Retirement. In the event Mr. Borne’s employment is terminated due to his death, disability or retirement, Mr. Borne or his surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with applicable benefit plans, and the following amounts will be paid in a single lump sum within 15 days of the termination of his employment: (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by Mr. Borne as of December 19, 2007 will immediately vest (other than awards that are intended to constitute performance-based compensation within the meaning of Internal Revenue Code Section 162(m) in the case of termination due to retirement).

Termination for Cause or Resignation without Good Reason. If Mr. Borne is terminated for Cause or if Mr. Borne voluntarily resigns without Good Reason (unrelated to a Change in Control), he will be entitled to any benefits earned in accordance with the applicable benefit plans, and the following amounts which will be paid in a single lump sum within 15 days of termination of his employment: (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. In addition, a voluntary resignation (other than retirement) without Good Reason prior to December 19, 2010 will be considered a material breach of the agreement

Clawback Provision. If Mr. Borne (i) is terminated for Cause, (ii) engages in competition with the Company or any subsidiary after a voluntary termination of employment or (iii) violates any of the other restrictive covenants in his employment agreement (each a “Forfeiture Event”) while employed by the Company and for 24 months after such employment terminates, for any reason, he will also forfeit, effective as of the occurrence of the

Forfeiture Event, the unexercised portion of any stock option held by him, whether or not vested, and the unvested portion of any Company securities held by him subject to performance-based or time-based vesting conditions. Further, he will be obligated to repay to us, in cash, within five business days after demand is made therefor by us, the total amount of Award Gain (as defined below) realized by him upon each exercise of a stock option or settlement of an equity award subject to vesting conditions (regardless of any elective deferral) that (a) occurred during the six months prior to and 24 months following the date of the Forfeiture Event if the Forfeiture Event occurred while he was employed by us or (b) occurred during the period that begins six months prior to ends and 24 months following his termination if the Forfeiture Event occurred after he ceased to be employed by us. As defined in his employment agreement, “Award Gain” means (i), in respect of a given stock option exercise, the product of (X) the fair market value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date, and (ii), in respect of any other settlement of an award given to him, the fair market value of the cash or stock paid or payable to him (regardless of any elective deferral) less any cash or the fair market value of any stock or property (other than an award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by him to us as a condition of or in connection such settlement. Finally, he will be obligated to repay to us, in cash, within five business days after demand is made therefor by us, the total amount of any payments made by us to him or on his behalf under specified sections of his employment agreement.

Termination without Cause or resignation with Good Reason Prior to a Change in Control. If Mr. Borne is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, Mr. Borne will be entitled to any benefits earned in accordance with applicable benefit plans and the following:

(1)	unpaid base salary through the date of termination, paid in a single lump sum within 15 days of termination;

(2)	unpaid incentive awards earned in the prior year, paid in a single lump sum with 15 days of the termination;

(3)	continued participation in our medical plan during the applicable period allowed for continuation of coverage under COBRA (the “COBRA Period”) for a period of time beginning on the date of termination and ending at the earlier occurrence of the expiration of 24 months from the calendar month that immediately follows the Earliest Payment Date or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer (the “Continued Participation Period”), provided, however, that if the COBRA Period terminates prior to the end of the Continued Participation Period, Mr. Borne shall be paid during the remainder of the Continued Participation Period an allowance equal to the amount previously expended by the Company for his continued participation in our medical plan; and

(4)	an amount equal to two times the sum of (A) his base salary and (B) his actual prior year bonus, which amount will be paid in 24 equal monthly installments beginning with the calendar month that immediately follows the Earliest Payment Date.

In the event Mr. Bourne’s employment is terminated without Cause within 90 days before a Change in Control, Mr. Bourne will be entitled to the benefits described below in Termination without Cause Following a Change in Control or during an open window period following a Change in Control, instead of the benefits described in this section.

Termination without Cause Following a Change in Control, resignation with Good Reason following a Change in Control or resignation during an open window period following a Change in Control. In the event that Mr. Borne’s employment is terminated without Cause or he resigns with Good Reason within one year of a Change in Control (including 90 days before a Change in Control), or in the event Mr. Borne voluntarily terminates his employment (for any reason) on or after 275 days (but no later than 305 days) following a Change in Control, Mr. Borne shall be entitled to any benefits earned in accordance with applicable benefit plans and the following:

(1)	unpaid base salary through the date of termination paid in a single lump sum within 15 days of the termination;

(2)	unpaid incentive awards earned in the prior year paid in a single lump sum with 15 days of the termination;

(3)	continued participation in our medical plan during the COBRA Period for a period of time beginning on the date of termination and ending at the earlier occurrence of the expiration of 24 months from the calendar month immediately following the Earliest Payment Date or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer (the “Continued Participation Period”), provided, however, that if the COBRA Period terminates prior to the end of the Continued Participation Period, Mr. Borne shall be paid during the remainder of the Continued Participation Period an allowance equal to the amount previously expended by the Company for his continued participation in our medical plan;

(4)	an amount equal to three (3) times the sum of (A) his base salary and (B) his actual prior year bonus, which amount will be paid in lump sum on the Earliest Payment Date; and

(5)	immediate vesting of all unvested equity awards held by Mr. Borne as of December 19, 2007.

Mr. Borne may request that we or our successor provide financial security for payments required by the occurrence of a Change in Control.

Mr. Borne is entitled to receive tax gross up payments from us for any excise taxes imposed on payments received under the employment agreement that would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Contingent Payments”), not to exceed $1 million, provided (a) the fair market value of the Contingent Payments plus the tax gross up payments, less applicable taxes on the Contingent Payments. is greater than (b) the fair market value of the Contingent Payments reduced to the minimum extent necessary so as not to result in any excise tax less applicable taxes. If the amount described in (b) in the preceding sentence is greater than the amount described in (a) in the preceding sentence, the Contingent Payments will be reduced to the minimum extent necessary such that the present value of the payments does not exceed 299% of Mr. Borne’s “base amount” for purposes of Section 280G.

Both Mr. Borne and the Company are subject to arbitration for resolution of disputes arising out of the employment agreement.

Employment Agreement with Mr. Redman

Pursuant to his employment agreement with the Company dated December 30, 2009 (which supersedes and replaces his Original Agreement dated December 19, 2007), Mr. Redman has agreed to serve as our Chief Financial Officer, with such duties and responsibilities as are customary for that position at corporations of a similar size as the Company.

Upon expiration of the term of the Agreement on December 19, 2010, Mr. Redman’s employment will continue on an “at will” basis; provided that if Mr. Redman is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as described below in Termination without Cause or Resignation for Good Reason prior to a Change in Control.

Under the terms of the employment agreement, Mr. Redman, among other things, is entitled to:

(1)	an annual base salary of no less than $300,000, subject to annual review for increase by the Compensation Committee;

(2)	participate in our annual incentive plan, with a target award opportunity established by the Board;

(3)	participate in our other incentive compensation, pension, welfare and benefit plans and programs as are made available to our senior level executives or to our employees in general, including vacation, deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility; and

(4)	reimbursement of reasonable expenses.

Mr. Redman is entitled to certain compensation and benefits upon the following triggering events:

Death, Disability and Retirement. The terms of Mr. Redman’s employment agreement are substantially the same as Mr. Borne’s agreement (as described above).

Termination for Cause or resignation without Good Reason. The terms of Mr. Redman’s employment agreement are substantially the same as Mr. Borne’s agreement (as described above), including the clawback provisions (as described above), except that 18 months is substituted for 24 months in the clawback provisions.

Termination without Cause or resignation with Good Reason prior to a Change in Control. If Mr. Redman is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, Mr. Redman will be entitled to any benefits earned in accordance with applicable benefit plans and the following:

(1)	unpaid base salary through the date of termination, paid in a single lump sum within 15 days of termination;

(2)	unpaid incentive awards earned in the prior year, paid in a single lump sum with 15 days of the termination;

(3)	continued participation in our medical plan during the COBRA Period for a period of time beginning on the date of termination and ending at the earlier occurrence of the expiration of 18 months from the calendar month that immediately follows the Earliest Payment Date or until Mr. Redman receives substantially comparable coverage provided by a subsequent employer (the “Continued Participation Period”), provided, however, that if the COBRA Period terminates prior to the end of the Continued Participation Period, Mr. Redman shall be paid during the remainder of the Continued Participation Period an allowance equal to the amount previously expended by the Company for his continued participation in our medical plan; and

(4)	an amount equal to one and one-half (1.5) times the sum of (A) his base salary and (B) his actual prior year bonus, which amount will be paid in 18 equal monthly installments following the Earliest Payment Date.

In the event Mr. Redman’s employment is terminated without Cause within 90 days before a Change in Control, Mr. Redman will be entitled to the benefits described in Termination without Cause Following a Change in Control, below, instead of the benefits described in this section.

Termination without Cause or resignation with Good Reason following a Change in Control. Mr. Redman does not have the option (that Mr. Borne has) to voluntarily resign during a window of time following a Change in Control and still receive severance benefits. In the event that Mr. Redman’s employment is terminated without Cause or he resigns with Good Reason within one year of a Change in Control (including 90 days before a Change in Control), Mr. Redman shall be entitled to any benefits earned in accordance with applicable benefit plans and the following:

(1)	unpaid base salary through the date of termination paid in a single lump sum within 15 days of the termination;

(2)	unpaid incentive awards earned in the prior year paid in a single lump sum with 15 days of the termination;

(3)	continued participation in our medical plan during the COBRA Period for a period of time beginning on the date of termination and ending at the earlier occurrence of the expiration of 18 months from the calendar month that immediately follows the Earliest Payment Date or until Mr. Redman receives substantially comparable coverage provided by a subsequent employer (the “Continued Participation Period”), provided, however, that if the COBRA Period terminates prior to the end of the Continued Participation Period, Mr. Redman shall be paid during the remainder of the Continued Participation Period an allowance equal to the amount previously expended by the Company for his continued participation in our medical plan;

(4)	an amount equal to two (2) times the sum of (A) his base salary and (B) his actual prior year bonus, which amount will be paid in a lump sum on the Earliest Payment Date; and

(5)	immediate vesting of all unvested equity awards held by Mr. Redman as of December 19, 2007.

Mr. Redman is entitled to receive tax gross up payments from us for any excise taxes imposed on payments received under the employment agreement that would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, (the “Contingent Payments”) not to exceed $1 million, provided (a) the fair market value of the Contingent Payments plus the tax gross up payments, less applicable taxes on the Contingent Payments, is greater than (b) the fair market value of the Contingent Payments reduced to the minimum extent necessary so as not to result in any excise tax less applicable taxes. If the amount described in (b) in the preceding sentence is greater than the amount described in (a) in the preceding sentence, the Contingent Payments will be reduced to the minimum extent necessary such that the present value of the payments does not exceed 299% of Mr. Redman’s “base amount” for purposes of Section 280G.

Mr. Redman is subject to certain restrictive covenants, including prohibitions against competition and solicitation for 18 months following his termination. If Mr. Redman breaches the restrictive covenants, we will no longer be obligated to make any severance payments otherwise due to him, and all unexercised stock options will be immediately forfeited. Additionally, in the event of a breach, Mr. Redman will be obligated to repay us (i) the total amount of severance payments previously made to him and (ii) any Award Gain realized by him during the period six (6) months prior to the occurrence of the breach and for 18 months following the breach if the breach occurred while he was employed by us, or during the period six (6) months prior to his termination and for 18 months after the date of such termination.

Both Mr. Redman and the Company are subject to arbitration for resolution of disputes arising out of the employment agreement.

Employment Agreement with Mr. Jeter

Pursuant to his employment agreement with the Company dated December 30, 2009 (which supersedes and replaces his Original Agreement dated December 19, 2007), Mr. Jeter has agreed to serve as our Chief Compliance Officer, with such duties and responsibilities as are customary for that position at corporations of a similar size as the Company. Upon expiration of the term of the agreement on December 19, 2010, Mr. Jeter’s employment will continue on an “at will” basis; provided that if Mr. Jeter is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as described above for Mr. Redman in Termination without Cause or Resignation for Good Reason prior to a Change in Control.

The initial annual base salary payable to Mr. Jeter under his employment agreement is no less than $155,000. The other terms and provisions of Mr. Jeter’s employment agreement are substantially the same as Mr. Redman’s agreement (as described above).

Dr. Fleming and Mr. Bucey—Employment Agreements Dated July 7, 2008 and October 27, 2009, Respectively

The following definitions appear in the forms of employment agreements between the Company and each of Michael O. Fleming and David R. Bucey:

“Cause” is defined to include, among other things, a material default by Dr. Fleming or Mr. Bucey under the provisions of their employment agreements, which is detrimental to the Company; actions constituting fraud, abuse or embezzlement; intentionally furnishing materially false, misleading or ommissive information to officers of the Company or the Company’s Board/Audit Committee; breaching confidentiality; violating the restrictive covenants contained in the employment agreement; or willfully failing to follow the reasonable and lawful directives of the Chief Financial Officer or the Chief Executive Officer, consistent with job responsibilities.

“Good Reason” is defined as the occurrence of any of the following circumstances without the executive’s express written consent, unless the breach is corrected within thirty days from the date we are put on notice of the occurrence and such notice is within ninety days of the occurrence: (i) a material reduction in the executive’s base salary, (ii) a relocation of our corporate offices outside of a 50 mile radius from Baton Rouge, Louisiana (iii) a material diminution of the executive’s authority, responsibilities or duties, or (iv) any material breach of the executive’s employment agreement caused by us.

Dr. Fleming and Mr. Bucey are entitled to certain compensation and benefits upon the following triggering events:

Termination without Cause or Resignation with Good Reason. If Dr. Fleming or Mr. Bucey are terminated without Cause or if they resign their employment with Good Reason, they will be entitled to any benefits earned in accordance with applicable benefit plans and the following:

(1)	unpaid base salary through the date of termination, paid in a single lump sum within 15 days of termination;

(2)	unpaid earned incentive awards, paid in a single lump sum with 15 days of the termination; and

(3)	an amount equal to six (6) months (in the case of Dr. Fleming) and twelve (12) months (in the case of Mr. Bucey) of their then current respective monthly base salaries, less tax and other withholdings, payable by the Company via regularly scheduled payroll distributions, beginning upon the first regular payday following termination, until paid in full.

POTENTIAL PAYMENTS UPON TERMINATION

The following table shows (i) the potential payments to Messrs Borne, Redman and Jeter upon a termination without Cause or a resignation with Good Reason (as such term is defined in their respective employment agreements) following a Change in Control (as such term is defined in their respective employment agreements) and a termination without Cause or a resignation with Good Reason prior to a Change in Control and (ii) the potential payments to Dr. Fleming and Mr. Bucey upon a termination without Cause (as such term is defined in their respective employment agreements) or a resignation with Good Reason (as such term is defined in their respective employment agreements) at any time. In preparing the table, we assumed the termination or resignation occurred on December 31, 2009. The closing price per share of our common stock on December 31, 2009 was $48.60. With respect to the tax gross-ups, we assumed a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Name	Base Severance Payment ($)(1)	Accelerated Vesting of Nonvested Stock / Restricted Stock Units ($)	Other ($)(2)	Estimated Tax Gross-up ($) (3)	Total ($)
William F. Borne
Termination or Resignation following a Change in Control(4)	$5,467,500	$695,369	$81,725	$1,000,000	$7,244,594
Termination or Resignation prior to a Change in Control(5)	3,645,000	695,369	—	—	4,340,369

Dale E. Redman
Termination or Resignation following a Change in Control	1,761,626	486,000	—	933,809	3,181,435
Termination or Resignation prior to a Change in Control	1,321,220	486,000	—	—	1,807,220

Jeffrey D. Jeter
Termination or Resignation following a Change in Control	720,300	120,868	—	—	841,168
Termination or Resignation prior to a Change in Control	540,225	120,868	—	—	661,093

Michael O. Fleming
Termination without Cause or Resignation for Good Reason	105,000	—	—	—	105,000

David R. Bucey
Termination without Cause or Resignation for Good Reason	190,000	—	—	—	190,000

(1)

In addition to the base severance payment listed in this table, each Named Executive Officer would be entitled to unpaid base salary earned through the date of termination paid in a single lump sum within 15 days of termination. The amounts in this column are based on December 31, 2009 amounts. Each Named Executive Officer also is entitled to earned but unpaid incentive awards paid in a single lump sum within 15 days of termination; however, as of December 31, 2009, no earned incentive awards remained unpaid.

(2)

Mr. Borne is entitled to (i) payments for two years of tax preparation services at the maximum rate of $2,500 per year, (ii) the Blue book value of his Company car ($26,725), title to which would be transferred to him upon termination and (iii) payments for two years of life insurance premiums at the maximum rate of $25,000 per year.

(3)

Messrs. Borne, Redman and Jeter would also be entitled to receive tax gross-up payments from the Company (up to $1.0 million) for any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986 (“Code”) provided that (a) the sum of the after-tax value of the “excess parachute payments”

within the meaning of Section 280G of the Code and the tax gross-up payment is greater than (b) the after-tax value of the payments that would be “excess parachute payments” within the meaning of Section 280G (assuming all the thresholds of Section 280G are satisfied) reduced to equal 299% of the executive’s “base amount” within the meaning of Section 280G. If the amount described in (b) of the preceding sentence is greater than the amount described in (a) of the preceding sentence, the executive’s payments will be reduced to equal 299% of the executive’s “base amount” within the meaning of Section 280G.

(4)

Mr. Borne would also be eligible to receive the payments described in this line if he voluntarily terminates his employment on or after 275 days (but no later than 305 days) following a change in control.

(5)	If employment is terminated without Cause within 90 days before a Change in Control, severance will be paid as if the termination were made following a Change in Control.

POTENTIAL PAYMENTS—TERMINATION RELATED TO DEATH, DISABILITY OR RETIREMENT

In the event that the employment of Messrs. Borne, Redman or Jeter is terminated due to death, disability or retirement, they or their surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with applicable benefit plans, and the following amounts will be paid in a single lump sum within 15 days of the termination of their employment: (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. As of December 31, 2009, no incentive awards earned in 2008 remained unpaid. Additionally, under the terms of their respective employment agreements dated December 30, 2009, all unvested equity awards held Messrs. Borne, Redman or Jeter that were in existence as of December 19, 2007 (the date of their previous employment agreement) will immediately vest. The value of such awards, based on the intrinsic value (that is, the value based upon the Company’s stock price of $48.60 at December 31, 2009 of the nonvested stock and nonvested stock unit awards that would have become vested and transferable if termination of employment due to death, disability or retirement occurred on December 31, 2009) for each of Messrs. Borne, Redman and Jeter is as follows: Mr. Borne: $695,369; Mr. Redman: $486,000; and Mr. Jeter: $120,868. In the event In the event that the employment of Dr. Fleming or Mr. Bucey is terminated due to death or disability, they or their surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with applicable benefit plans, and the following amounts will be paid in a single lump sum within 15 days of the termination of their employment: (a) unpaid base salary through the date of termination; and (b) incentive awards earned, but not yet paid. As of December 31, 2009, no earned incentive awards remained unpaid.

DIRECTOR COMPENSATION

During 2009, all non-employee directors received a monthly retainer of $5,000 and per diem attendance fees of $1,500 per each Board of Directors meeting and each committee meeting attended in person and $750 per diem attendance fees for each Board of Directors meeting and each committee meeting attended via teleconference. In other words, if the full Board of Directors and the Compensation Committee each held an in-person meeting on the same day, the attendee would receive one $1,500 fee covering both meetings.

During 2009, the Chairman of the Audit Committee and the Lead Director received, in addition to the other fees mentioned, a monthly retainer of $1,000. The Chairman of the Compensation Committee received, in addition to the other fees mentioned, a monthly retainer of $625. In addition, on July 1, 2009, each non-employee director received an equity grant valued at $125,000. The number of shares granted (3,656) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings. Director compensation is approved on an annual basis by the Compensation Committee of our Board of Directors. The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2009.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Ronald A. LaBorde	$100,500	$124,999	$225,499
Jake L. Netterville	$97,500	$124,999	222,499
David R. Pitts	$92,250	$124,999	217,249
Peter F. Ricchiuti	$84,000	$124,999	208,999
Donald A. Washburn	$83,250	$124,999	208,249

(1)

William F. Borne, our Chief Executive Officer and Chairman of our Board of Directors is not included in the table above as he is an employee of the Company, and thus does not receive any additional compensation for the services that he provide as a Director. The compensation that Mr. Borne receives is included in the Summary Compensation Table.

(2)

The amounts shown in this column reflect the grant date fair value of nonvested stock awards granted to each of our Directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on February 23, 2010. As of December 31, 2009, each director listed above had 3,656 outstanding shares of nonvested stock, 100% of which will vest on July 1, 2010. In addition, as of December 31, 2009, our directors had outstanding stock options which are fully vested as follows: Mr. Laborde: 59,003 options outstanding; Mr. Netterville: 13,334 options outstanding; Mr. Pitts: 32,001 options outstanding; Mr. Ricchiuti: 35,986 options outstanding; and Mr. Washburn: 13,334 options outstanding.

CERTAIN TRANSACTIONS

Under our Code of Ethical Business Conduct, no director, officer or employee may have any business, financial, civic or professional interest outside the Company that in any way conflicts with that director’s, officer’s or employee’s ability to perform his or her duties at Amedisys with undivided loyalty, unless there is a review by our legal department and the express consent of our Chief Executive Officer, or, in the case of directors, review by and consent of a majority of the disinterested directors. In addition, in accordance with NASDAQ Marketplace Rule 5630, which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

The following transactions were approved by the independent directors in accordance with our policy:

Until her resignation effective September 3, 2009, Patty Graham, the wife of Larry Graham, our former President and Chief Operating Officer and a former member of our Board of Directors, was employed by us as Senior Vice President of Marketing. During 2009, she received an aggregate of $225,711.54 in salary, bonus and severance payments and was awarded 2,190 shares of nonvested stock, one hundred percent of which shares were forfeited upon her resignation.

Martha Williams, our current Senior Vice President of Strategic Initiatives, is the sister of our former Chief Information Officer, Alice Ann Schwartz, who resigned on September 3, 2009. In 2009, Ms. Williams received an aggregate of $202,384.53 in salary and bonus and was awarded 1,095 shares of nonvested stock.

OTHER MATTERS

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee of our Board of Directors by complying with the eligibility, advance notice and other provisions of our Bylaws, which were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and are also available on our website at http://www.amedisys.com/corp_governance.cfm.

Under our Bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. In connection with the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), to be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2011 Annual Meeting between close of business on February 10, 2011 and close of business on March 12, 2011, provided however, if and only if the 2011 Annual Meeting is not scheduled to be held between May 11, 2011 and August 9, 2011, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Stockholder Proposals for Inclusion in Proxy Materials

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2011 Annual Meeting must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on December 27, 2010. The proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored material.

Stockholder Proposals of Other Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors or proposals properly brought pursuant to Rule 14a-8 of the Exchange Act, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2011 Annual Meeting between close of business on February 10, 2011 and close of business on March 11, 2011, provided however, if and only if the 2011 Annual Meeting is not scheduled to be held between May 11, 2011 and August 9, 2011, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Our Bylaws, as amended effective October 22, 2009, were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and are also available on our website at http://www.amedisys.com/corp_governance.cfm. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Contact Information

Stockholder proposals should be sent to:

Corporate Secretary

Amedisys, Inc.

5959 S. Sherwood Forest Boulevard

Baton Rouge, Louisiana 70816

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials and notice. If the household received a printed set of proxy materials by mail, each shareowner will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials and notice at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials and notice, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 5959 S. Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the proxy materials or Notice by notifying us in writing or by telephone at the same address or telephone numbers.

Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne
Chairman and Chief Executive Officer

April 27, 2010

AMEDISYS, INC.

5959 S. SHERWOOD FOREST BLVD. BATON ROUGE,LA 70816

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 William F. Borne

02 Ronald A. LaBorde

03 Jake L. Netterville

04 David R. Pitts

05 Peter F. Ricchiuti

06 Donald A. Washburn

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal(s):

2 To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010.

For Against Abstain

NOTE: THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

AMEDISYS, INC. Annual Meeting of Stockholders June 10, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES

SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints William F. Borne and Michael D. Snow the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys Corporate Office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana, on June 10, 2010 at 12:00 p.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side